Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareowners and the Board of Directors of Rockwell Collins, Inc.:
Opinion on the Financial Statements
We have audited the accompanying consolidated statements of financial position of Rockwell Collins, Inc. and subsidiaries (the “Company”) as of September 28, 2018 and September 29, 2017, and the related consolidated statements of operations, comprehensive income, cash flows, and equity for each of the three years in the period ended September 28, 2018, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of September 28, 2018 and September 29, 2017, and the results of its operations and its cash flows for each of the three years in the period ended September 28, 2018, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Deloitte & Touche LLP

Chicago, Illinois
November 26, 2018
We have served as the Company’s auditor since 2001.

ROCKWELL COLLINS, INC.
CONSOLIDATED STATEMENT OF FINANCIAL POSITION
(in millions, except per share amounts)

	September 30
	2018	2017
ASSETS
Current Assets:
Cash and cash equivalents	$738	$703
Receivables, net	2,109	1,426
Inventories, net	2,649	2,451
Businesses held for sale	91	—
Other current assets	191	180
Total current assets	5,778	4,760

Property, Net	1,429	1,398
Goodwill	9,107	9,158
Customer Relationship Intangible Assets	1,654	1,525
Other Intangible Assets	538	604
Deferred Income Tax Asset	16	21
Other Assets	504	531
TOTAL ASSETS	$19,026	$17,997
LIABILITIES AND EQUITY
Current Liabilities:
Short-term debt	$2,248	$479
Accounts payable	821	927
Compensation and benefits	276	385
Advance payments from customers	377	361
Accrued customer incentives	280	287
Product warranty costs	194	186
Other current liabilities	490	444
Total current liabilities	4,686	3,069

Long-term Debt, Net	5,681	6,676
Retirement Benefits	525	1,208
Deferred Income Tax Liability	346	331
Other Liabilities	674	663

Equity:
Common stock ($0.01 par value; shares authorized: 1,000; shares issued: September 30, 2018, 175.0; September 30, 2017, 175.0)	2	2
Additional paid-in capital	4,604	4,559
Retained earnings	4,654	3,838
Accumulated other comprehensive loss	(1,471)	(1,575)
Common stock in treasury, at cost (shares held: September 30, 2018, 10.5; September 30, 2017, 12.1)	(682)	(781)
Total shareowners’ equity	7,107	6,043
Noncontrolling interest	7	7
Total equity	7,114	6,050
TOTAL LIABILITIES AND EQUITY	$19,026	$17,997

See Notes to Consolidated Financial Statements.

ROCKWELL COLLINS, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(in millions, except per share amounts)

	Year Ended September 30
	2018	2017	2016
Sales
Product sales	$7,643	$5,885	$4,411
Service sales	1,022	937	848
Total sales	8,665	6,822	5,259

Costs, expenses and other:
Product cost of sales	5,699	4,237	3,045
Service cost of sales	683	631	597
Selling, general and administrative expenses	817	732	638
Transaction and integration costs	112	120	—
Interest expense	262	187	64
Other income, net	(20)	(16)	(20)
Total costs, expenses and other	7,553	5,891	4,324

Income from continuing operations before income taxes	1,112	931	935
Income tax expense	80	226	208
Income from continuing operations	1,032	705	727

Income from discontinued operations, net of taxes	—	—	1

Net income	$1,032	$705	$728

Earnings per share:
Basic
Continuing operations	$6.29	$4.85	$5.57
Discontinued operations	—	—	0.01
Basic earnings per share	$6.29	$4.85	$5.58

Diluted
Continuing operations	$6.22	$4.79	$5.50
Discontinued operations	—	—	0.01
Diluted earnings per share	$6.22	$4.79	$5.51

Weighted average common shares:
Basic	164.0	145.5	130.5
Diluted	165.8	147.2	132.1

Cash dividends per share	$1.32	$1.32	$1.32

See Notes to Consolidated Financial Statements.

ROCKWELL COLLINS, INC.
CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
(in millions)

	Year Ended September 30
	2018	2017	2016
Net income	$1,032	$705	$728
Unrealized foreign currency translation and other adjustments	(39)	77	(20)
Pension and other retirement benefits adjustments (net of taxes: 2018, $(46); 2017, $(140); 2016, $102)	144	243	(181)
Foreign currency cash flow hedge adjustments (net of taxes: 2018, $0; 2017, $0; 2016, $1)	(1)	3	2
Comprehensive income	$1,136	$1,028	$529

See Notes to Consolidated Financial Statements.

ROCKWELL COLLINS, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(in millions)

	Year Ended September 30
	2018	2017	2016
Operating Activities:
Net income	$1,032	$705	$728
Income from discontinued operations, net of tax	—	—	1
Income from continuing operations	1,032	705	727
Adjustments to arrive at cash (used for) provided by operating activities:
Non-cash restructuring and impairment charges and settlement of a contract matter	34	—	6
Depreciation	204	168	144
Amortization of intangible assets, pre-production engineering costs and other	386	226	109
Amortization of acquired contract liability	(141)	(69)	—
Amortization of inventory fair value adjustment	—	74	—
Stock-based compensation expense	35	31	27
Compensation and benefits paid in common stock	58	67	59
Deferred income taxes	(13)	43	48
Pension plan contributions	(467)	(68)	(69)
Fair value of acquisition-related contingent consideration	—	—	1
Changes in assets and liabilities, excluding effects of acquisitions and foreign currency adjustments:
Receivables	(680)	121	(91)
Production inventory	(255)	(50)	(18)
Pre-production engineering costs	(85)	(94)	(177)
Accounts payable	(102)	141	38
Compensation and benefits	(109)	39	(4)
Advance payments from customers	17	10	(82)
Accrued customer incentives	(7)	(8)	14
Product warranty costs	10	(21)	(2)
Income taxes	64	(45)	25
Other assets and liabilities(1)	(291)	(6)	(32)
Cash (Used for) Provided by Operating Activities from Continuing Operations	(310)	1,264	723
Investing Activities:
Property additions	(257)	(240)	(193)
Acquisition of business, net of cash acquired	—	(3,429)	(17)
Other investing activities	1	(5)	1
Cash (Used for) Investing Activities from Continuing Operations	(256)	(3,674)	(209)
Financing Activities:
Repayment of long-term debt, including current portion	(389)	(930)	—
Repayment of acquired long-term debt	—	(2,119)	—
Purchases of treasury stock(2)	(12)	(46)	(261)
Cash dividends	(216)	(194)	(172)
Increase in long-term borrowings	—	6,099	—
Increase (decrease) in short-term commercial paper borrowings, net	1,170	(110)	(8)
Proceeds from the exercise of stock options	63	64	21
Other financing activities	(6)	(5)	(2)
Cash Provided by (Used for) Financing Activities from Continuing Operations	610	2,759	(422)
Effect of exchange rate changes on cash and cash equivalents	(9)	14	(4)
Net Change in Cash and Cash Equivalents	35	363	88
Cash and Cash Equivalents at Beginning of Period	703	340	252
Cash and Cash Equivalents at End of Period	$738	$703	$340
(1) Includes $254 million of up-front sales incentive payments made in 2018 (see Note 3)
(2) Includes net settlement of employee tax withholding upon vesting of share-based payment awards
See Notes to Consolidated Financial Statements.

ROCKWELL COLLINS, INC.
CONSOLIDATED STATEMENT OF EQUITY
(in millions)

	Common Stock
	Shares Outstanding	Par Value	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Treasury Stock	Noncontrolling Interest	Total Equity
Balance at September 30, 2015	131.9	$2	$1,519	$5,124	$(1,699)	$(3,071)	$5	$1,880
Net income	—	—	—	728	—	—	—	728
Other comprehensive income	—	—	—	—	(199)	—	—	(199)
Cash dividends	—	—	—	(172)	—	—	—	(172)
Shares issued:
Exercise of stock options	0.4	—	(2)	—	—	23	—	21
Vesting of performance shares and restricted stock units	0.1	—	(10)	—	—	4	—	(6)
Employee stock purchase plan	0.1	—	2	—	—	8	—	10
Employee savings plan	0.6	—	14	—	—	35	—	49
Stock-based compensation	—	—	27	—	—	—	—	27
Treasury share repurchases	(2.9)	—	—	—	—	(255)	—	(255)
Treasury share retirements (1)	—	(1)	(44)	(2,353)	—	2,398	—	—
Other	—	—	—	—	—	—	1	1
Balance at September 30, 2016	130.2	$1	$1,506	$3,327	$(1,898)	$(858)	$6	$2,084
Net income	—	—	—	705	—	—	—	705
Other comprehensive income	—	—	—	—	323	—	—	323
Cash dividends	—	—	—	(194)	—	—	—	(194)
Shares issued:
Exercise of stock options	1.1	—	(5)	—	—	69	—	64
Vesting of performance shares and restricted stock units	0.2	—	(12)	—	—	5	—	(7)
Employee stock purchase plan	0.1	—	4	—	—	7	—	11
Employee savings plan	0.5	—	21	—	—	35	—	56
B/E Aerospace business acquisition	31.2	1	3,014					3,015
Stock-based compensation	—	—	31	—	—	—	—	31
Treasury share repurchases	(0.4)	—	—	—	—	(39)	—	(39)
Other	—	—	—	—	—	—	1	1
Balance at September 30, 2017	162.9	$2	$4,559	$3,838	$(1,575)	$(781)	$7	$6,050
Net income	—	—	—	1,032	—	—	—	1,032
Other comprehensive income	—	—	—	—	104	—	—	104
Cash dividends	—	—	—	(216)	—	—	—	(216)
Shares issued:
Exercise of stock options	1.1	—	(6)	—	—	69	—	63
Vesting of performance shares and restricted stock units	0.1	—	(15)	—	—	3	—	(12)
Employee savings plan	0.4	—	31	—	—	27	—	58
Stock-based compensation	—	—	35	—	—	—	—	35
Balance at September 30, 2018	164.5	$2	$4,604	$4,654	$(1,471)	$(682)	$7	$7,114

(1) During the year ended September 30, 2016 the Company retired 40 million shares of treasury stock. These shares were retired at a weighted-average price of $59.95 per share, resulting in a $2.4 billion reduction in treasury stock. The retired shares were returned to the status of authorized and unissued.

See Notes to Consolidated Financial Statements.

ROCKWELL COLLINS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Business Description and Basis of Presentation

Rockwell Collins, Inc. (the Company or Rockwell Collins) designs, produces and supports cabin interior, communications and aviation systems and products for commercial and military customers and provides information management services through voice and data communication networks and solutions worldwide.

The Company operates on a 52/53 week fiscal year ending on the Friday closest to September 30. Each of 2018, 2017 and 2016 were 52-week fiscal years. For ease of presentation, September 30 is utilized consistently throughout these financial statements and notes to represent the fiscal year end date. All date references contained herein relate to the Company's fiscal year unless otherwise stated.

On September 4, 2017, the Company entered into an Agreement and Plan of Merger (Merger Agreement) with United Technologies Corporation (UTC). The Merger Agreement provides that the Company will be acquired by UTC. Each Company shareowner will receive $93.33 per share in cash and $46.67 in shares of UTC common stock in the merger, subject to a 7.5 percent collar centered on UTC's August 22, 2017 closing share price of $115.69. The transaction is subject to the satisfaction of customary closing conditions. The Company incurred $34 million and $24 million of merger-related costs for the year ended September 30, 2018 and 2017, respectively. These costs are included in Transaction and integration costs in the Consolidated Statement of Operations. At September 30, 2018 and 2017, there were $12 million and $24 million, respectively, of merger-related costs that were unpaid and included in Accounts payable and Compensation and benefits on the Consolidated Statement of Financial Position.

On April 13, 2017, the Company acquired B/E Aerospace, a leading manufacturer of aircraft cabin interior products and services. Prior to 2018, the financial results of the entire B/E Aerospace business were reported in the Interior Systems segment. Beginning in 2018, the B/E Aerospace thermal and electronic systems product lines, which primarily serve military and government customers, are now being reported in the Government Systems segment. This reorganization is expected to generate additional revenue synergy opportunities for the Company. The results of operations of the acquired B/E Aerospace business are now reported in the Interior Systems and Government Systems business segments. Interior Systems and Government Systems sales and operating earnings for 2017 have been reclassified to conform to the current year presentation.

2.	Significant Accounting Policies

Consolidation
The consolidated financial statements include the accounts of the Company and all majority-owned subsidiaries. The Company has two consolidated subsidiaries with income attributable to a noncontrolling interest. The net income and comprehensive income attributable to the noncontrolling interest is insignificant. The Company's investments in entities it does not control but over which it has the ability to exercise significant influence are accounted for under the equity method and are included in Other Assets. All intercompany transactions are eliminated.

Foreign Currency Translation and Transactions
The functional currency for significant subsidiaries operating outside the United States is typically their respective local currency. Assets and liabilities of subsidiaries operating outside the United States with a functional currency other than the U.S. dollar are translated into U.S. dollars using the exchange rate at the balance sheet date. Sales, costs and expenses are translated at the average exchange rates in effect during the period. Foreign currency translation gains and losses are included as a component of Accumulated other comprehensive loss within the Consolidated Statements of Comprehensive Income and Equity.

Foreign exchange transaction losses due to the remeasurement of account balances in foreign currencies are included within the Consolidated Statement of Operations and were $23 million for 2017 and were not material to the Company's results of operations for 2018 and 2016.

ROCKWELL COLLINS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Revenue Recognition
The Company enters into sales arrangements that may provide for multiple deliverables to a customer. The Company identifies all goods and/or services that are to be delivered separately under a sales arrangement and allocates revenue to each deliverable based on relative fair values. Fair values are generally established based on the prices charged when sold separately by the Company. In general, revenues are separated between products, engineering, maintenance, communication and installation services. The allocated revenue for each deliverable is then recognized using appropriate revenue recognition methods.

Sales related to long-term contracts requiring development and delivery of products over several years are generally accounted for under the percentage-of-completion method of accounting in accordance with the Construction-Type and Production-Type Contracts subtopic of the Financial Accounting Standards Board (FASB) Accounting Standards Codification. The percentage-of-completion method is predominately used in the Government Systems and Interior Systems segments and sales and earnings under qualifying contracts are recorded either as products are shipped under the units-of-delivery method, or based on the ratio of actual costs incurred to total estimated costs expected to be incurred related to the contract under the cost-to-cost method. Purchase options and change orders are accounted for either as an integral part of the original contract or separately depending upon the nature and value of the item. Sales and costs related to profitable purchase options are included in estimates only when the options are exercised whereas sales and costs related to unprofitable purchase options are included in estimates when exercise is determined to be probable. Sales related to change orders are included in estimates only if they can be reliably estimated and collectability is reasonably assured. Anticipated losses on contracts are recognized in full in the period in which losses become probable and estimable. Changes in estimates of profit or loss on contracts are included in earnings on a cumulative basis in the period the estimate is changed.

Sales related to long-term separately priced product maintenance or warranty contracts are accounted for based on the terms of the underlying agreements. Certain contracts are fixed-price contracts with sales recognized ratably over the contractual life, while other contracts have a fixed hourly rate with sales recognized based on actual labor or flight hours incurred. The cost of providing these services is expensed as incurred.

The Company recognizes sales for most other products or services when all of the following criteria are met: an agreement of sale exists, product delivery and acceptance has occurred or services have been rendered, pricing is fixed or determinable and collection is reasonably assured.

As discussed in the Recently Issued Accounting Standards section below, the Company adopted the new accounting guidance with respect to revenue recognition on October 1, 2018.

Cash and Cash Equivalents
Cash and cash equivalents include time deposits, certificates of deposit with original maturity dates of three months or less and money market funds.

Allowance for Doubtful Accounts
Allowances are established in order to report receivables at net realizable value on the Company's Consolidated Statement of Financial Position. The determination of these allowances requires Company management to make estimates and judgments as to the collectability of customer account balances. The allowance for doubtful accounts reflects the Company's best estimate of probable losses inherent in the accounts receivable balance. The Company determines the allowance based on known troubled accounts, historical experience and other currently available evidence.

Inventories
Inventories are stated at the lower of cost or market using costs which approximate the first-in, first-out method, less related progress payments received. Inventoried costs include direct costs of manufacturing, certain engineering costs and allocable overhead costs. The Company regularly compares inventory quantities on hand on a part level basis to estimated forecasts of product demand and production requirements as well as historical usage. Based on these comparisons, management establishes an excess and obsolete inventory reserve as needed. Inventory valuation reserves were $125 million and $89 million at September 30, 2018 and 2017, respectively.

The Company defers certain pre-production engineering costs during the development phase of a program in connection with long-term supply arrangements that contain contractual guarantees for reimbursement from customers. Such customer guarantees generally take the form of a minimum order quantity with quantified reimbursement amounts if the minimum order

ROCKWELL COLLINS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

quantity is not taken by the customer. These costs are deferred to the extent of the contractual guarantees and are amortized over their estimated useful lives using a units-of-delivery method, up to 15 years. This amortization expense is included as a component of cost of sales. Amortization is based on the Company’s expectation of delivery rates on a program-by-program basis and begins when the Company starts recognizing revenue as the Company delivers equipment for the program. The estimated useful life is limited to the amount of time the Company is virtually assured to earn revenues under long-term supply arrangements with the Company’s customers. Pre-production engineering costs incurred pursuant to supply arrangements that do not contain customer guarantees for reimbursement are expensed as incurred.

Progress Payments
Progress payments relate to both receivables and inventories and represent cash collected from government-related contracts whereby the governments have a legal right of offset related to the receivable or legal title to the work-in-process inventory.

Property
Property is stated at acquisition cost, net of accumulated depreciation. Depreciation of property is generally provided using straight-line methods over the following estimated useful lives: buildings and improvements, 15-50 years; machinery and equipment (including internally developed software and other costs associated with the expansion and construction of Information Management Services network-related assets), 5-20 years; information systems software and hardware, 5-17 years; and furniture and fixtures, 12-16 years. Depreciation methods and lives are reviewed periodically with any changes recorded on a prospective basis.

Significant renewals and betterments are capitalized and replaced units are written off. Maintenance and repairs, as well as renewals of minor amounts, are charged to expense in the period incurred. The fair value of liabilities associated with the retirement of property is recorded when there is a legal or contractual requirement to incur such costs and the costs can be reasonably estimated. Upon the initial recognition of a contractual or legal liability for an asset retirement obligation, the Company capitalizes the asset retirement cost by increasing the carrying amount of the property by the same amount as the liability. This asset retirement cost is then depreciated over the estimated useful life of the underlying property. The Company did not have any significant asset retirement obligations at September 30, 2018 and 2017.

Goodwill and Intangible Assets
Goodwill and intangible assets generally result from business acquisitions. The purchase price of the acquisition is assigned to tangible and intangible assets and liabilities assumed based on fair value. The excess of the purchase price over the amounts assigned is recorded as goodwill. Assets acquired and liabilities assumed are allocated to the Company's reporting units based on the Company's integration plans and internal reporting structure. As of September 30, 2018 the Company had seven reporting units. Purchased intangible assets with finite lives are amortized, generally on a straight-line basis, over their estimated useful lives, ranging from 4-23 years. Goodwill and intangible assets with indefinite lives are not amortized, but are reviewed at least annually for impairment.

Customer Relationship Up-Front Sales Incentives
The Company provides up-front sales incentives prior to delivering products or performing services to certain commercial customers in connection with sales contracts. Up-front sales incentives are recorded as a customer relationship intangible asset and are amortized using a units-of-delivery method over the period the Company has received a contractually enforceable right related to the incentives, up to 15 years after entry into service. Amortization is based on the Company’s expectation of delivery rates on a program-by-program basis. Amortization begins when the Company starts recognizing revenue as the Company delivers equipment for the program. Up-front sales incentives consisting of cash payments or customer account credits are amortized as a reduction of sales, whereas incentives consisting of free products are amortized as cost of sales.

Accrued Customer Incentives
Incentives earned by customers based on purchases of Company products or services are recognized as a liability when the related sale is recorded. Incentives consisting of cash payments or customer account credits are recognized as a reduction of sales, while incentives consisting of free products and account credits where the customer's use is restricted to future purchases are recognized as cost of sales.

ROCKWELL COLLINS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Impairment of Long-Lived Assets
Long-lived assets are reviewed for impairment when management plans to dispose of assets or when events or circumstances indicate that the carrying amount of a long-lived asset is more-likely-than-not unrecoverable. Assets held for disposal are reported at the lower of the carrying amount or fair value less cost to sell. Management determines fair value using a discounted future cash flow analysis or other accepted valuation techniques. Long-lived assets held for use are reviewed for impairment by comparing the carrying amount of an asset to the undiscounted future cash flows expected to be generated by the asset over its remaining useful life. If an asset is considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the asset exceeds its fair value.

Goodwill and indefinite-lived intangible assets are tested annually for impairment with more frequent tests performed if indications of impairment exist. The Company's annual impairment testing date is in the fourth quarter of each fiscal year. Impairment for intangible assets with indefinite lives exists if the carrying value of the intangible asset exceeds its fair value. Goodwill is potentially impaired if the carrying value of a reporting unit exceeds its estimated fair value.

Advance Payments from Customers
Advance payments from customers represent cash collected from customers in advance of revenue recognition.

Capital Leases
Assets under capital lease and capital lease obligation are initially measured at the lower of estimated fair value or present value of the minimum lease payments. The present value of minimum lease payments is calculated for payments during the noncancelable lease term using the lower of the Company's estimated incremental borrowing rate or the rate implicit in the lease, if known. Capital lease obligation is recorded within Other Liabilities and the related assets are recorded in Property, Net or Other Assets based upon their intended use. Payments are allocated between a reduction of the lease obligation and interest expense using the interest method. Assets under capital lease are depreciated over the noncancelable lease term, ranging from 5-15 years, consistent with the Company's depreciation policy.

Research and Development
The Company performs R&D activities relating to the development of new products and the improvement of existing products. Company-funded R&D programs are expensed as incurred and included in cost of sales. Company-funded R&D expenditures were $502 million, $327 million and $224 million for fiscal years ended September 30, 2018, 2017 and 2016, respectively.

Environmental
Liabilities for environmental matters are recorded in the period in which it is probable that an obligation has been incurred and the cost can be reasonably estimated. At environmental sites in which more than one potentially responsible party has been identified, the Company records a liability for its estimated allocable share of costs related to its involvement with the site as well as an estimated allocable share of costs related to the involvement of insolvent or unidentified parties. At environmental sites in which the Company is the only responsible party, the Company records a liability for the total estimated costs of remediation.

Income Taxes
Current tax liabilities and assets are based upon an estimate of taxes payable or refundable in the current year for each jurisdiction in which the Company is subject to tax. As part of the determination of its tax liability, management exercises considerable judgment in evaluating tax positions taken by the Company in determining the income tax provision and establishes reserves for uncertain tax positions in accordance with the Income Taxes topic of the FASB Accounting Standards Codification. Deferred tax assets and liabilities are recorded for the estimated future tax effects attributable to temporary differences between the carrying amounts of assets and liabilities used for financial reporting purposes and their respective carrying amounts for income tax purposes. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

ROCKWELL COLLINS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Derivative Financial Instruments
The Company uses derivative financial instruments in the form of foreign currency forward exchange contracts and interest rate swap contracts for the purpose of reducing exposure to changes in foreign currency exchange rates on business transactions and interest rates, respectively. The Company's policy is to execute such instruments with banks the Company believes to be creditworthy and not enter into derivative financial instruments for speculative purposes or to manage exposure for net investments in non-U.S. subsidiaries. These derivative financial instruments do not subject the Company to undue risk as gains and losses on these instruments generally offset gains and losses on the underlying assets, liabilities or anticipated transactions that are being hedged.

All derivative financial instruments are recorded at fair value in the Consolidated Statement of Financial Position. For a derivative that has not been designated as an accounting hedge, the change in fair value is recognized immediately through earnings. For a derivative that has been designated as an accounting hedge of an existing asset or liability (a fair value hedge), the change in the fair value of both the derivative and underlying asset or liability is recognized immediately through earnings. For a derivative designated as an accounting hedge of an anticipated transaction (a cash flow hedge), the change in the fair value is recorded on the Consolidated Statement of Financial Position in Accumulated other comprehensive loss to the extent the derivative is effective in mitigating the exposure related to the anticipated transaction. The change in the fair value related to the ineffective portion of the hedge, if any, is immediately recognized in earnings. The amount recorded within Accumulated other comprehensive loss is reclassified into earnings in the same period during which the underlying hedged transaction affects earnings. The Company does not exclude any amounts from the measure of effectiveness for either fair value or cash flow hedges.

Use of Estimates
The financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results could differ from those estimates. Estimates are used in accounting for, among other items, long-term contracts, allowances for doubtful accounts, inventory obsolescence, product warranty cost liabilities, customer incentives, retirement benefits, income taxes, environmental matters, pre-production engineering costs, recoverability of long-lived assets and contingencies. Estimates and assumptions are reviewed periodically and the effects of changes, if any, are reflected in the Consolidated Statement of Operations in the period they are determined.

Concentration of Risks
The Company's products and services are concentrated within the aerospace and defense industries with customers consisting primarily of military and commercial aircraft manufacturers, commercial airlines, the U.S. Government and non-U.S. governments. As a result of this industry focus, the Company's current and future financial performance is largely dependent upon the overall economic conditions within these industries. In particular, the commercial aerospace market has been historically cyclical and subject to downturns during periods of weak economic conditions, which could be prompted or exacerbated by political or other U.S. or international events. The defense market may be affected by changes in budget appropriations, procurement policies, political developments both in the U.S. and abroad and other factors. The Company depends to a large degree on U.S. Government spending, as a significant portion of the Company's sales are derived from U.S. Government contracts, both directly and indirectly through subcontracts.

The U.S. Government has implemented various initiatives to address its fiscal challenges. In August 2011, Congress enacted the Budget Control Act (BCA) of 2011 which imposed spending caps and certain reductions in defense spending over a ten-year period through 2021. These spending caps and reductions, referred to as sequestration, went into effect in March 2013. Through a series of bipartisan agreements, Congress has been able to temporarily lift discretionary spending limits every year through 2019. However, unless a new agreement is enacted, the BCA will again be in force beginning in 2020. The continued uncertainty surrounding the U.S. defense budget could have a material adverse effect on the Company and the defense industry in general.

In years when the U.S. Government does not complete its annual budget and appropriations process prior to the beginning of its fiscal year (October 1), government operations are typically funded through a continuing resolution that authorizes agencies of the U.S. Government to continue to operate in the new year, but generally does not authorize new spending initiatives. During periods covered by a continuing resolution (or until the regular appropriation bills are passed), the Company may experience delays by the government in the procurement of new or existing products and services which can adversely impact results of operations and cause variability in the timing of revenue between periods. During 2018, the U.S. Government completed the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

fiscal year 2019 Defense budget authorization and approval timeline on schedule and thus avoided the need for a continuing resolution for this part of government operations. Should the U.S. Government not complete fiscal year 2020 budgeting and appropriations in the same manner, the Company expects to be exposed to the effects of a continuing resolution in the future. The Company remains confident that its product offerings are well positioned to meet the needs of government customers in this uncertain environment and the Company continues to enhance international strategies and make proactive adjustments to the Company's cost structure as necessary.

In addition to the overall business risks associated with the Company's concentration within the aerospace and defense industries, the Company is also exposed to a concentration of collection risk on credit extended to certain aircraft manufacturers and airlines. The Company performs ongoing credit evaluations on the financial condition of all of its customers and maintains allowances for uncollectible accounts receivable based on expected collectability. Although management believes its allowances are adequate, the Company is not able to predict with certainty the changes in the financial stability of its customers. Any material change in the financial status of any one customer or group of customers could have a material adverse effect on the Company's results of operations, financial position or cash flows.

As of September 30, 2018, approximately 10 percent of the Company's employees in the U.S. were represented by U.S. collective bargaining agreements, most of which were negotiated in 2018 and have varying contract terms between 3 and 5 years.

Recently Adopted Accounting Standards
In March 2018, the Financial Accounting Standards Board (FASB) issued an amendment to formally codify the guidance provided by the Securities and Exchange Commission (SEC) in Staff Accounting Bulletin (SAB) 118. SAB 118 provides additional guidance allowing companies to use a one year measurement period, similar to that used in business combinations, to account for the impacts of the Tax Cuts and Jobs Act (the Act) in their financial statements. The Company has accounted for the impacts of the Act, including the use of reasonable estimates where necessary. The Company may continue to refine its estimates throughout the measurement period.

In March 2016, the FASB issued a new standard simplifying certain aspects of accounting for share-based payments (see Note 12). The new standard requires that excess tax benefits and shortfalls be recorded as income tax benefit or expense in the income statement, rather than in equity, and requires excess tax benefits from stock-based compensation to be classified within operating cash flow. Additionally, the new standard allows a policy election to either estimate the number of awards expected to be forfeited at the time of award issuance or record stock-based compensation for forfeitures as they occur. In order to simplify accounting for share-based payments, the Company adopted the new guidance during the second quarter of 2016, which resulted in a $4 million benefit to tax expense and a favorable impact to operating cash flows of $4 million in 2016. With respect to forfeitures, the Company will continue to estimate the number of awards expected to be forfeited upon award issuance.

Recently Issued Accounting Standards
In February 2018, the FASB issued a new standard giving companies the option to reclassify tax effects stranded in accumulated other comprehensive income as a result of the Act to retained earnings. The guidance can be applied retrospectively or in the period of adoption and is effective for the Company in 2020, with early adoption permitted. The Company is currently evaluating the impact of this standard on the consolidated financial statements.

In March 2017, the FASB issued a new standard on the presentation of the net periodic cost of postretirement benefit programs, which the Company adopted retrospectively on October 1, 2018. The new standard requires sponsors of defined benefit postretirement plans to present the non-service cost components of net periodic benefit cost separate from the service cost component on the income statement. The new standard also requires that the non-service cost components of net periodic benefit cost no longer be capitalized within assets. Applying a practical expedient to estimate the impact of the reclassification, the Company expects adoption of the new standard to result in a decrease to segment operating earnings of approximately $30 million and $27 million for the years ended September 30, 2018 and 2017, respectively, and a corresponding increase in unallocated corporate income, with no impact to net income.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In February 2016, the FASB issued a comprehensive new lease accounting standard, which provides revised guidance on accounting for lease arrangements by both lessors and lessees. Several amendments to the new standard have been issued, which are intended to drive consistent interpretation and application and simplify implementation of the new standard. The central requirement of the new standard is that lessees must recognize lease-related assets and liabilities for all leases with a term longer than 12 months. The Company is evaluating the effect the standard will have on the Company's consolidated financial statements and related disclosures, but expects a material change to the balance sheet due to the recognition of right-of-use assets and lease liabilities related to the Company's portfolio of real estate leases. The new guidance is not expected to materially impact accounting for those leases the Company enters with customers. The new standard is effective for the Company in 2020, with early adoption permitted.

In May 2014, the FASB issued a comprehensive new revenue recognition standard that effectively replaced all guidance on the topic. The Company adopted the new standard and related amendments on October 1, 2018 utilizing the modified retrospective transition method.

The Company has substantially completed its evaluation of the new standard and has assessed the impacts of adoption on its consolidated financial statements and disclosures. Changes under the new standard include, among other items, accounting for development costs and associated customer funding related to commercial contracts, the elimination of customer relationship intangible assets related to free products provided to customers as up-front sales incentives and increased use of over time revenue recognition based on costs incurred for certain contracts satisfying the criteria established in the new standard. The new standard also significantly enhances required disclosures regarding revenue and related assets and liabilities. The most significant changes to the Company are described below.

Under the Company's historical accounting policy, customer funding received for development effort was recognized as revenue as the development activities were performed. Under the new standard, the Company has concluded that the development effort on commercial contracts does not represent a performance obligation. Therefore, customer funding specific to the development effort must be deferred as a contract liability and recognized as revenue when revenue is recognized for the related products, delaying the timing of revenue recognition. The Company currently expenses development costs associated with commercial contracts unless the arrangement includes a contractual guarantee for reimbursement from the customer. Under the new standard, development costs are expensed as incurred except for those costs incurred pursuant to customer funding. Development costs eligible for deferral are limited to an amount equal to the associated customer funding. The development costs will be capitalized as contract fulfillment cost assets and recognized as expense when revenue is recognized for the related products, consistent with the amortization of deferred development specific customer funding into revenue. The Company is still calculating the impact of this change on adoption-date retained earnings.

Further, development costs incurred pursuant to contractual guarantees for reimbursement are no longer capitalized within Inventory as pre-production engineering costs. The $1.166 billion adoption-date balance of capitalized development costs within Inventory was eliminated upon adoption and the related post-adoption amortization expense will be avoided.

Under the Company's historical accounting policy, up-front sales incentives consisting of free products were capitalized as a customer relationship intangible asset. Upon adoption of the new standard, free product provided to the customer is considered a performance obligation and must be expensed when transferred, with revenue allocated when applicable. As a result of this change, approximately $120 million of customer relationship intangible assets were eliminated as of the adoption date and a corresponding contract asset of approximately $20 million was recorded for the uncollected portion of revenue recognized. This change will also result in a decrease in post-adoption amortization expense.

Under the Company’s historical accounting policy, certain contracts either recognized revenue based on shipping terms or used a units-of-delivery method. Under the new standard, many of these contracts meet one or more of the mandatory criteria for over time revenue recognition. The Company is still finalizing the adoption-date retained earnings impact for these contracts, but does not expect the ongoing effect of recognizing revenue using an over time method to be material.

Beginning in 2019, disclosures in the Company's notes to Consolidated Financial Statements related to revenue recognition will be expanded under the new standard to include discussions on the nature, amount, timing and uncertainty of revenue arising from contracts with customers. Disclosures will include qualitative and quantitative information about performance obligations, contract assets and liabilities, cost to fulfill a contract, disaggregation of revenue and the significant judgments made in applying the new standard.

ROCKWELL COLLINS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Other new accounting standards issued but not effective until after September 30, 2018 are not expected to have a material impact on the Company's financial statements.

3.	Acquisitions, Goodwill and Intangible Assets

Acquisitions

B/E Aerospace
On April 13, 2017, the Company completed the acquisition of B/E Aerospace, a leading manufacturer of aircraft cabin interior products and services, for $6.5 billion in cash and stock, plus the assumption of $2.0 billion of debt, net of cash acquired. The transaction combines the Company's capabilities in flight deck avionics, cabin electronics, mission communication and navigation, simulation and training and information management services with B/E Aerospace's range of cabin interior products, which include seating, food and beverage preparation and storage equipment, lighting and oxygen systems and modular galley and lavatory systems for commercial airliners and business jets. The acquisition advances the Company’s global growth strategy by expanding the Company's previous focus on cockpit, cabin management, communication and connectivity solutions, and diversifies the Company's product portfolio and customer mix. Results of the acquired business are reported in the Interior Systems and Government Systems business segments (see Note 1).

The $6.5 billion gross purchase price for the acquisition of B/E Aerospace includes the following:

(in millions)
Cash consideration	$3,521
Value of common stock issued for B/E Aerospace common stock(1)	3,015
Total purchase price	$6,536
(1) 31.2 million shares of common stock issued to B/E Aerospace shareholders at the Company's April 13, 2017 closing share price of $96.63.

The cash consideration was financed through the issuance of $4.35 billion of senior unsecured notes and $1.5 billion borrowed under a senior unsecured syndicated term loan facility (see Note 9). The remaining proceeds of the debt offering were used to repay assumed B/E Aerospace debt and a portion of the Company's outstanding short-term commercial paper borrowings.

The purchase price allocation was finalized in the second quarter of 2018 and resulted in the recognition of $7.2 billion of goodwill, none of which is deductible for tax purposes. The goodwill is included in the Interior Systems and Government Systems segments. The goodwill is a result of expected cost synergies from the consolidation of certain corporate and administrative functions, supply chain savings and low-cost manufacturing, expected revenue synergies from the integration of legacy products and technologies with those of B/E Aerospace and intangible assets that do not qualify for separate recognition, such as the assembled B/E Aerospace workforce.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table summarizes the fair value of assets acquired and liabilities assumed at the acquisition date:

(in millions)	April 13, 2017
Cash and cash equivalents	$104
Receivables, net	485
Inventories, net (1)	542
Other current assets	45
Property, net	271
Intangible Assets	1,586
Other Assets	53
Total Identifiable Assets Acquired	3,086

Accounts payable	(231)
Compensation and benefits	(75)
Advance payments from customers	(62)
Accrued customer incentives	(48)
Product warranty costs	(117)
Other current liabilities (2)	(366)
Long-term Debt, Net	(2,119)
Retirement Benefits	(12)
Deferred Income Tax Liability	(287)
Other Liabilities (2)	(433)
Total Liabilities Assumed	(3,750)
Net Identifiable Assets Acquired, excluding Goodwill	(664)
Goodwill	7,200
Net Assets Acquired	$6,536
(1) Inventories, net includes a $74 million adjustment to state Work in process and Finished goods inventories at their fair value as of the acquisition date. The inventory fair value adjustment was amortized as a non-cash increase to Cost of sales during the year ended September 30, 2017.
(2) As of the acquisition date, the Company made adjustments totaling $486 million related to acquired existing long-term contracts with terms less favorable than could be realized in market transactions as of the acquisition date. The adjustments were primarily recognized within Other current liabilities and Other Liabilities based upon estimates regarding the period in which the liabilities will be amortized to the Consolidated Statement of Operations as non-cash reductions to Cost of sales. $141 million of the acquired contract liabilities were recognized as a reduction to Cost of sales during the year ended September 30, 2018.

Before the purchase price allocation was finalized in the second quarter of 2018, revisions were made to the estimated acquisition-date fair value of assets acquired and liabilities assumed. The revisions were primarily due to a change in estimate with respect to the future repatriation of certain foreign earnings, adjustments to the income tax accounts as a result of filing the pre-acquisition returns, recognition of a liability associated with the KLX Tax Sharing and Indemnification Agreement (see
Note 16) and revisions to the fair value of certain acquired property. These fiscal year 2018 measurement period adjustments resulted in a $15 million net increase to Goodwill and did not have a material impact on the financial results of prior periods.

ROCKWELL COLLINS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Intangible Assets included above consist of the following:

	Weighted Average Life (in years)	Fair Value (in millions)
Developed technology	9	$435
Seating customer relationships	6	860
Other customer relationships	8	291
Total	7	$1,586

B/E Aerospace's results of operations have been included in the Company's operating results for the period subsequent to the completion of the acquisition on April 13, 2017. During 2018 and 2017, B/E Aerospace contributed sales of $2.983 billion and $1.406 billion, respectively. Excluding the discrete impacts of the Tax Cuts and Jobs Act (see Note 13) and transaction, integration and financing costs, B/E Aerospace contributed net income of $349 million and $140 million for 2018 and 2017, respectively.

Transaction, Integration and Financing Costs
The Company recorded total transaction, integration and financing costs related to the B/E Aerospace acquisition in the Consolidated Statement of Operations as follows:

(in millions)	2018	2017	2016
Transaction and integration costs	$78	$96	$—
Bridge facility fees (included in Interest expense)	—	29	—
Total Transaction, integration and financing costs	$78	$125	$—
At September 30, 2018, $11 million of transaction, integration and financing costs were unpaid and included in Accounts payable and Compensation and benefits on the Consolidated Statement of Financial Position.

Supplemental Pro-Forma Data
The following unaudited supplemental pro forma data presents consolidated pro forma information as if the acquisition and related financing had been completed as of the beginning of the year prior to acquisition, or on October 1, 2015.

The unaudited supplemental pro-forma financial information does not reflect the potential realization of revenue synergies or cost savings, nor does it reflect other costs relating to the integration of the two companies. This pro-forma data should not be considered indicative of the results that would have actually occurred if the acquisition and related financing had been consummated on October 1, 2015, nor are they indicative of future results.

The unaudited supplemental pro forma financial information was calculated by combining the Company's results with the stand-alone results of B/E Aerospace for the pre-acquisition periods, which were adjusted to account for certain transactions and other costs that would have been incurred during this pre-acquisition period.

(in millions, except per share amounts)	2017	2016
	(Pro forma)	(Pro forma)
Sales	$8,376	$8,121
Net income attributable to common shareowners from continuing operations	900	696
Basic earnings per share from continuing operations	6.18	4.31
Diluted earnings per share from continuing operations	6.11	4.26

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following significant adjustments were made to account for certain transactions and costs that would have occurred if the acquisition had been completed on October 1, 2015. These adjustments are net of any applicable tax impact and were included to arrive at the pro forma results above.

(in millions)	2017	2016
Increases (decreases) to pro forma net income:
Net reduction to depreciation resulting from fixed asset adjustments (1)	$12	$21
Advisory, legal and accounting service fees (2)	156	(123)
Amortization of acquired B/E Aerospace intangible assets, net (3)	(83)	(152)
Interest expense incurred on acquisition financing, net (4)	(17)	(65)
Long-term contract program adjustments (5)	(59)	(128)
Acquired contract liability amortization (6)	63	124
Inventory fair value adjustment amortization (7)	56	(56)
Compensation adjustments (8)	6	14
(1) Captures the net impact to depreciation expense resulting from various purchase accounting adjustments to fixed assets.
(2) Reflects the elimination of transaction-related fees incurred by B/E Aerospace and Rockwell Collins in connection with the acquisition and assumes all of the fees were incurred during the first quarter of 2016.
(3) Eliminates amortization of the historical B/E Aerospace intangible assets and replaces it with the new amortization for the acquired intangible assets.
(4) Reflects the addition of interest expense for the debt incurred by Rockwell Collins to finance the B/E Aerospace acquisition, net of interest expense that was eliminated on the historical B/E Aerospace debt that was repaid at the acquisition date. The adjustment also reflects the elimination of interest expense incurred by Rockwell Collins for bridge loan financing which was assumed to not be required for purposes of the pro forma periods presented.
(5) Eliminates B/E Aerospace capitalized development costs and deferred revenues on certain long-term contracts.
(6) Reflects amortization of liabilities recognized for acquired contracts with terms less favorable than could be realized in market transactions as of the acquisition date.
(7) Reflects amortization of adjustment made to state Work in process and Finished goods inventories at fair value as of the acquisition date.
(8) Reflects reduction in compensation expense due to the vesting of B/E Aerospace stock awards upon the acquisition and the termination of certain B/E Aerospace executives and board members.

Pulse.aero
On December 20, 2016, the Company acquired 100 percent of the outstanding shares of Pulse.aero, a United Kingdom-based company specializing in self-bag drop technologies used by airlines and airports. The purchase price, net of cash acquired, was $18 million, of which $14 million was paid during the year ended September 30, 2017 and $4 million was paid during the year ended September 30, 2018. On the acquisition date, the Company recorded a $5 million liability for the fair value of post-closing consideration that could be paid, contingent upon the achievement of certain revenue targets and development milestones. The Company made contingent consideration payments of $2 million during the year ended September 30, 2017 and $3 million during the year ended September 30, 2018. In the third quarter of 2017, the purchase price allocation was finalized, with $12 million allocated to goodwill and $6 million to intangible assets. The intangible assets have a weighted average life of approximately 9 years. None of the goodwill resulting from the acquisition is tax deductible. The excess purchase price over net assets acquired, including intangible assets, reflects the Company's view that this acquisition will expand the Company's airport passenger processing offerings.

The B/E Aerospace acquisition is included in the Interior Systems and Government Systems segments (see Note 1) and the Pulse.aero acquisition is included in the Information Management Services segment. The results of operations for the acquisitions have been included in the Company's operating results for the periods subsequent to their respective acquisition dates. Pro-forma results of operations have not been presented for Pulse.aero as the effect of the acquisition is not material to the Company's consolidated results of operations.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Goodwill
Changes in the carrying amount of goodwill are summarized as follows:

(in millions)	Interior Systems	Commercial Systems	Government Systems	Information Management Services	Total
Balance at September 30, 2016	$—	$326	$503	$1,090	$1,919
B/E Aerospace acquisition	7,185	—	—	—	7,185
Pulse.aero acquisition	—	—	—	12	12
Foreign currency translation adjustments	38	(1)	3	2	42
Balance at September 30, 2017	7,223	325	506	1,104	9,158
B/E Aerospace acquisition adjustments	(370)	—	385	—	15
Reclassification of business held for sale (See Note 4)	(59)	—	—	—	(59)
Foreign currency translation adjustments	(5)	(1)	(1)	—	(7)
Balance at September 30, 2018	$6,789	$324	$890	$1,104	$9,107

The Company performs an impairment test of goodwill and indefinite-lived intangible assets each fiscal year, or at any time there is an indication goodwill or indefinite-lived intangibles are more-likely-than-not impaired, commonly referred to as triggering events. The Company's 2018, 2017 and 2016 impairment tests resulted in no impairment.

Intangible Assets
Intangible assets are summarized as follows:

	September 30, 2018			September 30, 2017
(in millions)	Gross	Accum Amort	Net	Gross	Accum Amort	Net
Intangible assets with finite lives:
Developed technology and patents	$807	$(324)	$483	$806	$(256)	$550
Backlog	6	(6)	—	6	(5)	1
Customer relationships:
Acquired	1,489	(413)	1,076	1,495	(213)	1,282
Up-front sales incentives	692	(114)	578	336	(93)	243
License agreements	18	(11)	7	15	(10)	5
Trademarks and tradenames	15	(14)	1	15	(14)	1
Intangible assets with indefinite lives:
Trademarks and tradenames	47	—	47	47	—	47
Intangible assets	$3,074	$(882)	$2,192	$2,720	$(591)	$2,129

During 2018, up-front sales incentives increased $335 million, primarily due to the extension of certain long-term sales contracts. Pursuant to the terms of contractual agreements, the Company paid $254 million in cash sales incentives during 2018.

Amortization expense for intangible assets for 2018, 2017 and 2016 was $290 million, $162 million and $60 million, respectively. As of September 30, 2018, the weighted average amortization period remaining for up-front sales incentives was approximately 12 years.

ROCKWELL COLLINS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Anticipated annual amortization expense for intangible assets is as follows:

(in millions)	2019	2020	2021	2022	2023	Thereafter
Anticipated amortization expense for up-front sales incentives	$24	$26	$26	$26	$25	$451
Anticipated amortization expense for all other intangible assets	265	264	264	260	192	322
Total	$289	$290	$290	$286	$217	$773

As discussed in Note 2, adoption of the new revenue recognition standard on October 1, 2018, resulted in elimination of approximately $120 million of customer relationship intangible assets, therefore, the amortization expense associated with that balance as contemplated in the table above will be avoided.

4.	Discontinued Operations and Divestitures

Air Transport In-Flight Entertainment Business
On August 24, 2018, the Company reached a definitive agreement to sell its air transport in-flight entertainment (IFE) business. The IFE business designs, manufactures and services in-seat video, overhead video and content services and other products for the air transport IFE market. The sale is subject to customary closing conditions and is expected to close in the fourth calendar quarter of 2018. The business is being sold as a result of the Company's prior decision to cease investment in air transport IFE capabilities. The Company does, however, continue to invest in cabin connectivity solutions for the air transport market.

During the three months ended September 30, 2018, the Company classified the IFE business as held for sale. As of September 30, 2018, assets of $23 million are included within Businesses held for sale and liabilities of $5 million are included within Other current liabilities on the Consolidated Statement of Financial Position. The major classes of assets and liabilities primarily include net Inventories of $19 million and net Property of $4 million. The operating results of the held for sale business are included in the Commercial Systems segment.

ElectroMechanical Systems Business
On July 20, 2018, the Company reached a definitive agreement to sell its ElectroMechanical Systems (EMS) business which operates within the Commercial Systems segment. EMS designs, manufactures and services actuation, pilot control and other specialty products for commercial and military aerospace applications. The sale is subject to regulatory approvals, completion of UTC's pending acquisition of Rockwell Collins and other customary closing conditions, which results in the criteria for held for sale accounting treatment not being satisfied as of September 30, 2018. The business is being sold in order to comply with regulatory commitments associated with the pending UTC merger (see Note 1).

Engineered Components Business
On May 31, 2018, the Company reached a definitive agreement to sell its engineered components business, formerly known as
SMR Technologies. SMR Technologies manufactures, sells and services diversified engineering components for niche aerospace, military and industrial applications. The sale is subject to customary closing conditions and is expected to close in the fourth calendar quarter of 2018. The business is being sold in order to comply with regulatory commitments associated with the pending UTC merger (see Note 1).

During the three months ended June 30, 2018, the Company classified the engineered components business as held for sale and recorded a pre-tax loss of $9 million ($22 million after tax) for the write-down to fair value less costs to sell, which was recorded within Other income, net on the Consolidated Statement of Operations. The high effective tax rate is primarily attributable to the non-deductibility of goodwill for income tax purposes. As of September 30, 2018, assets of $68 million are included within Businesses held for sale and liabilities of $3 million are included within Other current liabilities on the Consolidated Statement of Financial Position. The major classes of assets and liabilities primarily include Goodwill of $59 million and Intangible assets of $8 million. The operating results of the held for sale business are included in the Interior Systems segment.

ROCKWELL COLLINS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

ASES Business
On March 10, 2015, the Company sold its ASES business, which provides military aircraft integration and modifications, maintenance and logistics and support, to align with the Company's long-term primary business strategies. The initial sales price was $3 million, and additional post-closing consideration of $2 million was received in December 2016. During 2016, the Company recorded $2 million of income from discontinued operations ($1 million after tax), primarily due to the favorable settlement of a contractual matter with a customer of the ASES business.

5.	Receivables, Net

Receivables, net are summarized as follows:

(in millions)	September 30, 2018	September 30, 2017
Billed	$1,639	$1,055
Unbilled	596	461
Less progress payments	(108)	(78)
Total	2,127	1,438
Less allowance for doubtful accounts	(18)	(12)
Receivables, net	$2,109	$1,426

Receivables expected to be collected beyond the next twelve months are classified as long-term and are included in Other Assets. Total receivables due from the U.S. Government including the Department of Defense and other government agencies, both directly and indirectly through subcontracts, were $337 million and $279 million at September 30, 2018 and 2017, respectively. U.S. Government unbilled receivables, net of progress payments, were $119 million and $89 million at September 30, 2018 and 2017, respectively. Receivables, net due from equity affiliates were $61 million at September 30, 2018.

Unbilled receivables principally represent sales recorded under the percentage-of-completion method of accounting that have not been billed to customers in accordance with applicable contract terms.

The Company sells certain accounts receivable on a non-recourse basis to unrelated financial institutions under factoring agreements arranged by certain customers. Under the terms of the agreements, the Company retains no rights or interest and has no obligations with respect to the sold receivables. The Company accounts for these transactions as sales of receivables and records cash proceeds when received as cash provided by operating activities in the Consolidated Statement of Cash Flows. Cash generated by participating in these programs was zero and $154 million in 2018 and 2017, respectively. The unfavorable impact on cash used for operating activities during 2018 was $154 million. The favorable impact on cash provided by operating activities during 2017 was $94 million. The cost of participating in these programs was immaterial to the Company's results.

6.	Inventories, Net

Inventories, net are summarized as follows:

(in millions)	September 30, 2018	September 30, 2017
Finished goods	$289	$259
Work in process	381	347
Raw materials, parts and supplies	828	677
Less progress payments	(15)	(7)
Total	1,483	1,276
Pre-production engineering costs	1,166	1,175
Inventories, net	$2,649	$2,451

ROCKWELL COLLINS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Amortization expense for pre-production engineering costs for 2018, 2017 and 2016 was $87 million, $59 million and $49 million, respectively. As discussed in Note 2, adoption of the new revenue recognition standard on October 1, 2018, resulted in elimination of the $1.166 billion pre-production engineering balance.

In accordance with industry practice, inventories include amounts which are not expected to be realized within one year. These amounts primarily relate to pre-production engineering costs and life-time-buy inventory not expected to be realized within one year of $1.129 billion and $1.160 billion at September 30, 2018 and 2017, respectively. Life-time-buy inventory is inventory that is typically no longer produced by the Company's vendors but for which multiple years of supply are purchased in order to meet production and service requirements over the life span of a product.

7.	Property, Net

Property, net is summarized as follows:

(in millions)	September 30, 2018	September 30, 2017
Land	$22	$22
Buildings and improvements	659	597
Machinery and equipment	1,463	1,400
Information systems software and hardware	570	510
Furniture and fixtures	93	87
Capital leases	58	58
Construction in progress	246	250
Total	3,111	2,924
Less accumulated depreciation	(1,682)	(1,526)
Property, Net	$1,429	$1,398

Property additions acquired by incurring accounts payable, which are reflected as a non-cash transaction in the Company's Consolidated Statement of Cash Flows, were $20 million, $23 million and $20 million at September 30, 2018, 2017 and 2016, respectively.

A portion of the Company's operations are conducted in leased real estate facilities, including both operating and, to a lesser extent, capital leases. Accumulated depreciation relating to assets under capital lease totals $18 million and $14 million as of September 30, 2018 and 2017, respectively. Amortization of assets under capital lease is recorded as depreciation expense. As of September 30, 2018, remaining minimum lease payments for Property under capital leases total $65 million, including $17 million of interest.

8.	Other Assets

Other assets are summarized as follows:

(in millions)	September 30, 2018	September 30, 2017
Long-term receivables	$185	$211
Investments in equity affiliates	5	7
Exchange and rental assets (net of accumulated depreciation of $111 at September 30, 2018 and $106 at September 30, 2017)	71	71
Other	243	242
Other Assets	$504	$531

ROCKWELL COLLINS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Long-term receivables
Long-term receivables expected to be collected beyond the next twelve months are principally comprised of unbilled accounts receivable pursuant to sales recorded under the percentage-of-completion method of accounting that have not yet been billed to customers in accordance with applicable contract terms.

Investments in Equity Affiliates
Investments in equity affiliates primarily consist of seven joint ventures:

•	ACCEL (Tianjin) Flight Simulation Co., Ltd (ACCEL): ACCEL is a joint venture with Haite Group, for the joint development and production of commercial flight simulators in China

•
ADARI Aviation Technology Company Limited (ADARI): ADARI is a joint venture with Aviation Data Communication Corporation Co., LTD, that operates remote ground stations around China and develops certain content delivery management software

•
AVIC Leihua Rockwell Collins Avionics Company (ALRAC): ALRAC is a joint venture with China Leihua Electronic Technology Research Institute (a subsidiary of the Aviation Industry Corporation of China, or AVIC), for the joint production of integrated surveillance system products for the C919 aircraft in China

•	Data Link Solutions LLC (DLS): DLS is a joint venture with BAE Systems, plc for the joint pursuit of the worldwide military data link market

•	ESA Vision Systems LLC (ESA): ESA is a joint venture with Elbit Systems, Ltd. for the joint pursuit of helmet-mounted cueing systems for the worldwide military fixed wing aircraft market

•	Quest Flight Training Limited (Quest): Quest is a joint venture with Quadrant Group plc that provides aircrew training services primarily for the United Kingdom Ministry of Defence

•
Rockwell Collins CETC Avionics Co., Ltd (RCCAC): RCCAC is a joint venture with CETC Avionics Co., Ltd (CETCA) for the development, production, and maintenance of communication and navigation products on Chinese commercial OEM platforms

Each joint venture is 50 percent owned by the Company and accounted for under the equity method. Under the equity method of accounting for investments, the Company’s proportionate share of the earnings or losses of its equity affiliates are included in Net income and classified as Other income, net in the Consolidated Statement of Operations. For segment performance reporting purposes, Rockwell Collins’ share of earnings or losses of ESA, DLS and Quest are included in the operating results of the Government Systems segment, ACCEL, ALRAC and RCCAC are included in the operating results of the Commercial Systems segment and ADARI is included in the operating results of the Information Management Services segment.

In the normal course of business or pursuant to the underlying joint venture agreements, the Company may sell products or services to equity affiliates. The Company defers a portion of the profit generated from these sales equal to its ownership interest in the equity affiliates until the underlying product is ultimately sold to an unrelated third party. Sales to equity affiliates were $226 million, $262 million and $229 million for the years ended September 30, 2018, 2017 and 2016, respectively. The deferred portion of profit generated from sales to equity affiliates was $1 million at September 30, 2018 and $2 million at September 30, 2017.

Exchange and Rental Assets
Exchange and rental assets consist primarily of Company products that are either exchanged or rented to customers on a short-term basis in connection with warranty and other service related activities. These assets are recorded at acquisition or production cost and depreciated using the straight-line method over their estimated lives, up to 15 years. Depreciation methods and lives are reviewed periodically with any changes recorded on a prospective basis. Depreciation expense for exchange and rental assets was $11 million, $10 million and $9 million for the years ended September 30, 2018, 2017 and 2016, respectively.

ROCKWELL COLLINS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9.	Debt

Short-term Debt

(in millions, except weighted average amounts)	September 30, 2018	September 30, 2017
Short-term commercial paper borrowings outstanding (1)	$1,500	$330
Current portion of long-term debt	748	149
Short-term debt	$2,248	$479
Weighted average annualized interest rate of commercial paper borrowings	2.42%	1.45%
Weighted average maturity period of commercial paper borrowings (days)	9	18
(1) The maximum amount of short-term commercial paper borrowings outstanding during the year ended September 30, 2018 was $1.5 billion.

Commercial Paper Program
Under the Company’s commercial paper program, the Company may sell up to $1.5 billion face amount of unsecured short-term promissory notes in the commercial paper market. The commercial paper program is supported by the Company's $1.5 billion five-year revolving credit facility.

Revolving Credit Facilities
The Company has a $1.5 billion five-year senior unsecured revolving credit agreement with various banks. At September 30, 2018 and 2017, there were no outstanding borrowings under the Company's revolving credit facility.

Short-term credit facilities available to non-U.S. subsidiaries amounted to $20 million as of September 30, 2018, of which $2 million was utilized to support commitments in the form of commercial letters of credit. At September 30, 2018 and 2017, there were no borrowings outstanding under these credit facilities.

At September 30, 2018 and September 30, 2017, there were no significant commitment fees or compensating balance requirements under any of the Company’s credit facilities.

Bridge Credit Facility
On December 16, 2016, pursuant to the B/E Aerospace acquisition, the Company entered into a $4.35 billion 364-day senior unsecured bridge term loan credit agreement with various banks. This bridge facility terminated upon receipt of proceeds from the notes issued to finance a portion of the B/E Aerospace acquisition.
Long-term Debt
On December 16, 2016, pursuant to the B/E Aerospace acquisition, the Company entered into a $1.5 billion three-year senior unsecured term loan credit agreement with various banks. As of September 30, 2018, borrowings under this facility were $481 million and bear interest at LIBOR plus 1.25 percent amortized in equal quarterly installments of 2.5 percent, or $38 million, with the balance payable on April 13, 2020. During the year ended September 30, 2018, the Company made principal prepayments of $238 million in accordance with the loan's prepayment provisions. Proceeds of borrowings under the term loan facility were used to finance a portion of the B/E Aerospace acquisition and to pay related transaction fees and expenses.

The revolving credit agreement and term loan credit agreement each include one financial covenant requiring the Company to maintain a consolidated debt to total capitalization ratio of not greater than 65 percent (excluding the equity impact of accumulated other comprehensive loss related to defined benefit retirement plans). The Company was in compliance with this financial covenant at September 30, 2018. The credit facilities also contain covenants that require the Company to satisfy certain conditions in order to incur debt secured by liens, engage in sale/leaseback transactions or merge or consolidate with another entity.

On April 10, 2017, the Company issued $4.65 billion of senior unsecured notes. The net proceeds of the offering were principally used to finance a portion of the B/E Aerospace acquisition and to pay related transaction fees and expenses. Net proceeds of $300 million were used to repay a portion of the Company's outstanding short-term commercial paper borrowings.

ROCKWELL COLLINS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The principal amount of long-term debt, net of discount and debt issuance costs, is summarized as follows:

(in millions, except interest rate figures)	Interest Rate	September 30, 2018	September 30, 2017
Fixed-rate notes due:
July 2019	1.95%	$300	$300
July 2019	5.25%	300	300
November 2021	3.10%	250	250
March 2022	2.80%	1,100	1,100
December 2023	3.70%	400	400
March 2024	3.20%	950	950
March 2027	3.50%	1,300	1,300
December 2043	4.80%	400	400
April 2047	4.35%	1,000	1,000
Variable-rate term loan due:
April 2020	1 month LIBOR + 1.25% (1)	481	870
Fair value swap adjustment (Notes 14 and 15)		(2)	14
Total		6,479	6,884
Less unamortized debt issuance costs and discounts		50	59
Less current portion of long-term debt		748	149
Long-term Debt, Net		$5,681	$6,676
(1) The Company has the option to elect a one-, two-, three- or six-month LIBOR interest rate and has elected the one-month rate during the fourth quarter of 2018. The one-month LIBOR rate at September 30, 2018 was approximately 2.26 percent.

Cash payments for debt interest and fees during the year ended September 30, 2018 were $249 million. Cash payments for debt interest and fees during the year ended September 30, 2017 were $192 million, of which $29 million related to fees incurred in connection with the bridge credit facility. Cash payments for debt interest and fees during the year ended September 30, 2016 were $56 million.

10.	Retirement Benefits

The Company sponsors defined benefit pension (Pension Benefits) and other postretirement (Other Retirement Benefits) plans which provide monthly pension and other benefits to eligible employees upon retirement.

Pension Benefits
The Company historically provided pension benefits to most of the Company's U.S. employees in the form of non-contributory, defined benefit plans that are considered qualified plans under applicable laws. The benefits provided under these plans for salaried employees are generally based on years of service and average compensation. The benefits provided under these plans for hourly employees are generally based on specified benefit amounts and years of service. In addition, the Company sponsors an unfunded non-qualified defined benefit plan for certain employees.

In 2018, five of the Company's eight collective bargaining agreements were negotiated and participation in the Rockwell Collins Pension Plan is now closed to newly hired employees pursuant to those negotiations. The individuals covered by the agreements will instead receive supplemental Company contributions to the existing defined contribution savings plan. The Company previously amended its U.S. qualified and non-qualified defined benefit pension plans to discontinue benefit accruals for salary increases and services rendered after September 30, 2006 for all salaried and hourly employees who were not covered by collective bargaining agreements.

The Company also maintains six defined benefit pension plans in countries outside of the U.S., three of which are unfunded.

ROCKWELL COLLINS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Other Retirement Benefits
Other retirement benefits consist of retiree health care and life insurance benefits that are provided to substantially all of the Company's U.S. employees hired before October 1, 2006 and their beneficiaries. Employees generally become eligible to receive these benefits if they retire after age 55 with at least 10 years of service. Most plans are contributory with retiree contributions generally based upon years of service and adjusted annually by the Company. Retiree medical plans pay a stated percentage of expenses reduced by deductibles and other coverage. The amount the Company will contribute toward retiree medical coverage for most participants is fixed. Additional premium contributions will be required from participants for all costs in excess of the Company's fixed contribution amount. 2018 bargaining unit negotiations closed participation in the retiree health plan to certain newly hired employees and in some instances to individuals retiring after specified dates ranging from 2020 to 2022. Retiree life insurance plans provide coverage at a flat dollar amount or as a multiple of salary. With the exception of certain bargaining unit plans, Other Retirement Benefits are funded as expenses are incurred.

Components of Expense (Income)
The components of expense (income) for Pension Benefits and Other Retirement Benefits are summarized below:

	Pension Benefits			Other Retirement Benefits
(in millions)	2018	2017	2016	2018	2017	2016
Service cost	$12	$13	$11	$2	$3	$3
Interest cost	120	111	126	6	5	6
Expected return on plan assets	(243)	(241)	(238)	(2)	(2)	(2)
Amortization:
Prior service credit	—	—	(1)	—	(1)	(1)
Net actuarial loss	82	92	78	7	9	8
Net benefit expense (income)	$(29)	$(25)	$(24)	$13	$14	$14

A spot rate approach, which applies separate discount rates for each projected benefit payment, has been used to calculate pension interest and service cost.

Funded Status and Net Liability
The Company recognizes the unfunded status of defined benefit retirement plans on the Consolidated Statement of Financial Position as Retirement Benefits. The current portion of the liability is the amount by which the actuarial present value of benefits included in the benefit obligation payable in the next twelve months exceeds the fair value of the plan assets and is reflected in Compensation and benefits in the Consolidated Statement of Financial Position.

ROCKWELL COLLINS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table reconciles the projected benefit obligations (PBO), plan assets, funded status and net liability for the Company's Pension Benefits and Other Retirement Benefits:

	Pension Benefits		Other Retirement Benefits
(in millions)	2018	2017	2018	2017
PBO at beginning of period	$4,202	$4,527	$213	$231
Service cost	12	13	2	3
Interest cost	120	111	6	5
Discount rate and other assumption changes	(200)	(156)	(9)	(7)
Actuarial losses (gains)	9	4	(5)	(6)
Plan participant contributions	—	—	4	4
Benefits paid	(219)	(223)	(14)	(17)
Group annuity purchase	—	(101)	—	—
Plan amendments	(11)	—	(7)	—
B/E Aerospace acquisition	—	16	—	—
Other	(5)	11	—	—
PBO at end of period	3,908	4,202	190	213
Plan assets at beginning of period	3,186	3,074	20	19
Actual return on plan assets	120	362	2	2
Company contributions	467	68	9	12
Plan participant contributions	—	—	4	4
Benefits paid	(219)	(223)	(14)	(17)
Group annuity purchase	—	(103)	—	—
B/E Aerospace acquisition	—	4	—	—
Other	(2)	4	—	—
Plan assets at end of period	3,552	3,186	21	20
Funded status of plans	$(356)	$(1,016)	$(169)	$(193)
Funded status consists of:
Retirement benefits liability	$(356)	$(1,015)	$(169)	$(193)
Compensation and benefits liability	(12)	(11)	—	—
Other assets	12	10	—	—
Net liability	$(356)	$(1,016)	$(169)	$(193)

In July 2017, an agreement to purchase a group annuity contract was entered into by the Company's pension plan. The pension plan transferred $103 million of plan assets to an insurance company. The agreement resulted in a reduction of the Company's PBO by $101 million and transferred the administrative responsibilities for these participants to the insurance company.

For the Company's 2017 year end pension liability valuation, the Company used the RP-2014 tables with an adjustment for plan experience, and utilized the MP-2016 mortality improvement scale adjusted to reflect convergence to an ultimate annual rate of mortality improvement of 0.75 percent by 2032. For the 2018 year end pension liability valuation, the Company continued to use the RP-2014 tables with an adjustment for plan experience, but utilized the MP-2017 mortality improvement scale adjusted to reflect convergence to an ultimate annual rate of mortality improvement of 0.75 percent by 2033. Both the MP-2016 and MP-2017 mortality improvement scales indicate that U.S. mortality continues to improve, but at a slower average rate.

The Company's non-U.S. defined benefit pension plans represented 5 percent of the total PBO at September 30, 2018 and 2017, respectively. The accumulated benefit obligation for all defined benefit pension plans was $3.903 billion and $4.185 billion at September 30, 2018 and 2017, respectively.

ROCKWELL COLLINS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Other Comprehensive Loss
The following table summarizes the amounts included in Accumulated other comprehensive loss before tax related to retirement benefits as of September 30, 2018 and 2017 and changes recognized in Other comprehensive loss before tax for the years ended September 30, 2018 and 2017:

	Pension Benefits		Other Retirement Benefits
(in millions)	Prior Service Cost (Credit)	Net Actuarial Loss	Prior Service Cost (Credit)	Net Actuarial Loss
Balance at September 30, 2016	$10	$2,751	$(5)	$116
Current year prior service cost	—	—	—	—
Current year net actuarial gain	—	(270)	—	(13)
Amortization of prior service cost	—	—	1	—
Amortization of actuarial loss	—	(92)	—	(9)
Balance at September 30, 2017	10	2,389	(4)	94
Current year prior service cost	(11)	—	(6)	—
Current year net actuarial gain	—	(70)	—	(14)
Amortization of prior service cost	—	—	—	—
Amortization of actuarial loss	—	(82)	—	(7)
Balance at September 30, 2018	$(1)	$2,237	$(10)	$73

The estimated amounts that will be amortized from Accumulated other comprehensive loss into expense (income) for Pension Benefits and Other Retirement Benefits during the year ending September 30, 2019 are as follows:

(in millions)	Pension Benefits	Other Retirement Benefits	Total
Prior service cost	$—	$(2)	$(2)
Net actuarial loss	75	5	80
Total	$75	$3	$78

Actuarial Assumptions
The following table presents the significant assumptions used in determining the benefit obligations:

	Pension Benefits				Other Retirement Benefits
	U.S.		Non-U.S.		U.S.
	2018	2017	2018	2017	2018	2017
Discount rate	4.02%	3.53%	2.28%	2.29%	3.94%	3.39%
Compensation increase rate	4.00%	4.00%	2.89%	3.05%	4.00%	4.00%

Discount rates used to calculate the benefit obligations are determined by using a weighted average of market-observed yields for high quality, fixed-income securities that correspond to the payment of benefits.

The Company's U.S. qualified and non-qualified plans were previously amended to discontinue benefit accruals for salary increases and services rendered after 2006 for non-union employees. 2018 bargaining unit negotiations closed participation in the Rockwell Collins Pension Plan to certain newly hired employees. In the U.S., certain sub-plans associated with collective bargaining agreements continue to accrue benefits, and only the ARINC Union sub-plan is impacted by increases in compensation.

ROCKWELL COLLINS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Significant assumptions used in determining the net benefit expense (income) are as follows:

	Pension Benefits				Other Retirement Benefits
	U.S.		Non-U.S.		U.S.
	2018	2017	2018	2017	2018	2017
Discount rate	3.53%	3.22%	2.29%	1.72%	3.39%	3.39%
Expected long-term return on plan assets	8.00%	8.00%	6.73%	6.74%	8.00%	8.00%
Compensation increase rate	4.00%	4.00%	3.05%	3.03%	4.00%	4.00%
Health care cost gross trend rate (1)	—	—	—	—	7.50%	7.50%
Ultimate trend rate (1)	—	—	—	—	5.00%	5.00%
Year that trend reaches ultimate rate (1)	—	—	—	—	2022	2022
(1) Due to the effect of the fixed Company contribution, increasing or decreasing the health care cost trend rate by one percentage point would not have a significant impact on the Company's cost of providing Other Retirement Benefits.

Expected long-term return on plan assets for each year presented is based on both historical long-term actual and expected future investment returns considering the current investment mix of plan assets. The Company uses a market-related value of plan assets reflecting changes in the fair value of plan assets over a five-year period. The Company amortizes actuarial gains and losses in excess of 10 percent of the greater of the market-related value of plan assets or the projected benefit obligation (the corridor) on a straight-line basis over the expected future lifetime of inactive participants, which was approximately 24 years at September 30, 2018, as almost all of the plan's participants are considered inactive.

Prior service costs resulting from plan amendments are amortized in equal annual amounts over the average remaining service period of affected active participants or over the remaining life expectancy of affected retired participants.

Plan Assets
Total plan assets for Pension Benefits and Other Retirement Benefits as of September 30, 2018 and 2017 were $3.573 billion and $3.206 billion, respectively. The Company has established investment objectives that seek to preserve and maximize the amount of plan assets available to pay plan benefits. These objectives are achieved through investment guidelines requiring diversification and allocation strategies designed to maximize the long-term returns on plan assets while maintaining a prudent level of investment risk. These investment strategies are implemented using actively managed and indexed assets. Target and actual asset allocations as of September 30, 2018 and 2017 are as follows:

	Target Mix			2018	2017
Equities	40%	-	70%	52%	57%
Fixed income	25%	-	60%	46%	40%
Alternative investments	0%	-	15%	0%	0%
Cash	0%	-	5%	2%	3%

Alternative investments may include real estate, hedge funds, venture capital and private equity. There were no plan assets invested in the securities of the Company as of September 30, 2018 and 2017 or at any time during the years then ended. Target and actual asset allocations are periodically rebalanced between asset classes in order to mitigate investment risk and maintain asset classes within target allocations.

ROCKWELL COLLINS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table presents the fair value of the Company's pension plans' assets as of September 30, 2018 and 2017, by asset category segregated by level within the fair value hierarchy, as described in Note 14:

	September 30, 2018					September 30, 2017
Asset category (in millions)	Level 1	Level 2	Level 3	Not Leveled(1)	Total	Level 1	Level 2	Level 3	Not Leveled(1)	Total
Equity securities:
U.S. equity	$552	$8	$—	$592	$1,152	$558	$15	$—	$394	$967
Non-U.S. equity	693	10	—	—	703	814	28	—	—	842
Fixed income securities:
Corporate	1	713	—	313	1,027	—	795	—	305	1,100
U.S. government	401	31	—	69	501	42	24	—	68	134
Mortgage and asset-backed	—	1	—	—	1	—	1	—	—	1
Other	—	29	3	75	107	—	50	3	—	53
Cash and cash equivalents	—	47	—	—	47	—	82	—	—	82
Sub-total	$1,647	$839	$3	$1,049	3,538	$1,414	$995	$3	$767	3,179
Net receivables related to investment transactions					14					7
Total (2)					$3,552					$3,186
(1) Certain investments measured using the net asset value (NAV) practical expedient have not been classified in the fair value hierarchy.
(2) The Rockwell Collins Pension Plan participates in a securities lending program through its Trustee. Under this program, the Plan's investment securities may be loaned to investment brokers for a fee. Securities so loaned are fully collateralized by cash, letters of credit and securities issued or guaranteed by the U.S. government, its agencies and instrumentalities. At September 30, 2018 and 2017, $424 million and $333 million, respectively, of the Plan's securities were on loan under the Trustee's securities lending program.

The following table presents the fair value of the Company's other retirement benefits plan's assets as of September 30, 2018 and 2017, by asset category segregated by level within the fair value hierarchy, as described in Note 14:

	September 30, 2018					September 30, 2017
Asset category (in millions)	Level 1	Level 2	Level 3	Not Leveled	Total	Level 1	Level 2	Level 3	Not Leveled	Total
Equity securities:
U.S. equity	$11	$—	$—	$—	$11	$9	$—	$—	$—	$9
Non-U.S. equity	—	—	—	—	—	—	—	—	—	—
Fixed income securities:
Corporate	—	3	—	—	3	—	3	—	—	3
U.S. government	2	1	—	—	3	2	1	—	—	3
Mortgage and asset-backed	—	1	—	—	1	—	1	—	—	1
Cash and cash equivalents	—	3	—	—	3	—	4	—	—	4
Total	$13	$8	$—	$—	$21	$11	$9	$—	$—	$20

Valuation Techniques
Level 1 assets for the pension plans and other retirement benefits plan are primarily comprised of equity and fixed income securities. Level 1 equity securities are actively traded on U.S. and non-U.S. exchanges and are valued using the market approach at quoted market prices on the measurement date. Level 1 fixed income securities are valued using quoted market prices.
Level 2 equity securities contain equity funds that hold investments with values based on quoted market prices, but for which the funds are not valued on a quoted market basis. Level 2 fixed income securities are primarily valued using pricing models that use observable market data or bids provided by independent investment brokerage firms.

ROCKWELL COLLINS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Cash and cash equivalents includes cash which is used to pay benefits and cash invested in a short-term investment fund that holds securities with values based on quoted market prices, but for which the funds are not valued on a quoted market basis. As such, the cash and cash equivalents in our pension and other retirement plan assets are classified as Level 2 in the tables above.
The Level 3 assets represent general insurance company contracts in the pension plans and are not significant. As described in Note 14, the fair value of a Level 3 asset is derived from unobservable inputs that are based on the Company's own assumptions.
Contributions
For the years ended September 30, 2018 and 2017, the Company made contributions to its pension plans as follows:

(in millions)	2018	2017
Contributions to U.S. qualified plans	$455	$55
Contributions to U.S. non-qualified plan	8	8
Contributions to non-U.S. plans	4	5
Total	$467	$68

The Company’s objective with respect to the funding of its pension plans is to provide adequate assets for the payment of future benefits. Pursuant to this objective, the Company will fund its pension plans as required by governmental regulations and may consider discretionary contributions as conditions warrant. The year over year increase in contributions to U.S. qualified pension plans were discretionary in nature and made by the Company to achieve a tax deduction and reduce future Pension Benefit Guaranty Corporation premiums. There is no minimum statutory funding requirement for 2019 and the Company does not currently expect to make any additional discretionary contributions during 2019 to these plans. Any additional future contributions necessary to satisfy minimum statutory funding requirements are dependent upon actual plan asset returns, interest rates and actuarial assumptions.

The Company participates in a multi-employer arrangement that provides postretirement benefits other than pension benefits. This arrangement provides medical benefits to certain bargaining unit active employees and retirees and their dependents. Contributions to this multi-employer arrangement for postretirement benefits were $1 million in 2018, $1 million in 2017 and $1 million in 2016.

Benefit Payments
The following table reflects estimated benefit payments to be made to eligible participants for each of the next five years and the following five years in the aggregate:

(in millions)	Pension Benefits	Other Retirement Benefits
2019	$245	$15
2020	240	15
2021	242	16
2022	244	16
2023	246	16
2024-2028	1,228	69

Estimated benefit payments for Other Retirement Benefits in the table above are shown net of plan participant contributions and therefore reflect the Company's portion only. Substantially all of the Pension Benefit payments relate to the Company's U.S. qualified funded plans which are paid from the pension trust.

ROCKWELL COLLINS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Defined Contribution Savings Plan
The Company sponsors defined contribution savings plans that are available to the majority of its employees. The plans allow employees to contribute a portion of their compensation on a pre-tax and/or after-tax basis in accordance with specified guidelines. For most plans, the Company matches a percentage of employee contributions using common stock of the Company up to certain limits. Employees may transfer at any time all or a portion of their balance in Company common stock to any of the other investment options offered within the plans. The Company is authorized to issue 16.8 million shares under the defined contribution savings plans, of which 0.4 million shares are available for future contributions at September 30, 2018. Additionally, for the majority of the Company's employees, the Company's defined contribution savings plan includes a cash contribution based on an employee's age and service.

The Company's expense related to the defined contribution savings plans for 2018, 2017 and 2016 was as follows:

	2018		2017		2016
(in millions)	Shares	Expense	Shares	Expense	Shares	Expense
Contribution in shares	0.4	$58	0.5	$56	0.6	$49
Contribution in cash		69		54		46
Total		$127		$110		$95

The Company's cash contributions for 2018 and 2017 include $11 million and $5 million respectively to the B/E Aerospace defined contribution savings plan.

Employee Stock Purchase Plan
The Company also offered an Employee Stock Purchase Plan (ESPP) which allowed employees to have their base compensation withheld to purchase the Company's common stock each month at 95 percent of the fair market value on the last day of the month. The ESPP is considered a non-compensatory plan and accordingly no compensation expense is recorded in connection with this benefit. During 2018, 2017 and 2016, 0.0 million, 0.1 million and 0.1 million shares, respectively, of Company common stock were issued to employees at a value of $0 million, $11 million and $11 million for the respective periods. Further purchases under the ESPP were suspended on September 29, 2017 pursuant to the Merger Agreement. If the UTC Merger is completed, the ESPP will be terminated.

11.	Shareowners' Equity

Common Stock
The Company is authorized to issue one billion shares of common stock, par value $0.01 per share, and 25 million shares of preferred stock, without par value.

ROCKWELL COLLINS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Accumulated Other Comprehensive Loss
Changes in accumulated other comprehensive loss (AOCL), net of tax, by component are as follows:

	Foreign Exchange Translation and Other Adjustments	Pension and Other Postretirement Adjustments (1)	Change in the Fair Value of Effective Cash Flow Hedges	Total
Balance at September 30, 2015	$(56)	$(1,637)	$(6)	$(1,699)
Other comprehensive (loss) before reclassifications	(20)	(234)	(2)	(256)
Amounts reclassified from accumulated other comprehensive income	—	53	4	57
Net current period other comprehensive income (loss)	(20)	(181)	2	(199)
Balance at September 30, 2016	(76)	(1,818)	(4)	(1,898)
Other comprehensive income before reclassifications	77	180	1	258
Amounts reclassified from accumulated other comprehensive income	—	63	2	65
Net current period other comprehensive income	77	243	3	323
Balance at September 30, 2017	1	(1,575)	(1)	(1,575)
Other comprehensive income (loss) before reclassifications	(39)	79	(1)	39
Amounts reclassified from accumulated other comprehensive income	—	65	—	65
Net current period other comprehensive income (loss)	(39)	144	(1)	104
Balance at September 30, 2018	$(38)	$(1,431)	$(2)	$(1,471)
(1) Reclassifications from AOCL to net income related to the amortization of net actuarial losses and prior service credits for the Company's retirement benefit plans and were $89 million ($65 million net of tax), $100 million ($63 million net of tax) and $84 million ($53 million net of tax) for 2018, 2017 and 2016, respectively. The reclassifications are included in the computation of net benefit expense. See Note 10, Retirement Benefits, for additional details.

12.	Stock-Based Compensation and Earnings Per Share

Stock-Based Compensation Program Description
In February 2015, the Company's shareholders approved the Company's 2015 Long-Term Incentives Plan (2015 Plan), replacing the 2006 Long-Term Incentives Plan (2006 Plan). Under the 2015 Plan, up to 11 million shares of common stock may be issued by the Company as non-qualified options, performance units, performance shares, stock appreciation rights, restricted shares and restricted stock units. Each share issued pursuant to an award of restricted shares, restricted stock units, performance shares and performance units counts as 3.55 shares against the authorized limit. Shares available for future grant or payment under these plans were 5 million at September 30, 2018. No shares are available for future grant under the 2006 Plan.

Options to purchase common stock of the Company have been granted under various incentive plans to directors, officers and other key employees. All of the Company's stock-based incentive plans require options to be granted at prices equal to or above the fair market value of the common stock on the dates the options are granted. The plans provide that the option price for certain options granted under the plans may be paid by the employee in cash, shares of common stock or a combination thereof. Option awards provide for accelerated vesting if there is a termination of employment in connection with a change in control. Stock options generally expire 10 years from the date they are granted and generally vest ratably over three years.

The Company utilizes performance shares, restricted stock and restricted stock units that generally cliff vest at the end of three years. The fair value of restricted stock and restricted stock units is estimated using the closing share price on the day of grant. The number of performance shares that will ultimately be issued is based on achievement of performance targets over a three-year period that consider cumulative sales growth and free cash flow as a percentage of net income or free cash flow with an additional potential adjustment up or down depending on the Company's total return to shareowners compared to a group of peer companies. The fair value of performance shares is estimated using a Monte Carlo model that considers the likelihood of a

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

payout adjustment for the total shareowner return in comparison to the peer group. Up to 240 percent of the performance shares the Company grants can be earned if maximum performance is achieved.

The Company's stock-based compensation awards are designed to align management's interests with those of the Company's shareowners and to reward outstanding Company performance. The Company has an ongoing share repurchase plan and expects to satisfy stock option exercises and stock award issuances from treasury stock.

Stock-based compensation expense is recognized on a straight-line basis over the requisite service period. Total stock-based compensation expense and related income tax benefit included within the Consolidated Statement of Operations for 2018, 2017 and 2016 is as follows:

(in millions)	2018	2017	2016
Stock-based compensation expense included in:
Product cost of sales	$8	$9	$8
Selling, general and administrative expenses	27	22	19
Total	$35	$31	$27
Income tax benefit	$9	$10	$9

General Option Information
The following summarizes the activity of the Company's stock options for 2018:

	Shares (in thousands)	Weighted Average Exercise Price	Weighted Average Remaining Life (in years)	Aggregate Intrinsic Value (in millions)
Outstanding at September 30, 2017	3,478	$71.67
Granted	—	—
Exercised	(1,057)	59.82
Forfeited or expired	(5)	87.99
Outstanding at September 30, 2018	2,416	$76.82	5.8	$154
Vested or expected to vest (1)	2,413	$76.81	5.8	$154
Exercisable at September 30, 2018	1,782	$72.75	5.1	$121
(1) Represents outstanding options reduced by expected forfeitures

	2018	2017	2016
Weighted-average fair value per share of options granted	$—	$17.26	$17.75
Intrinsic value of options exercised (in millions) (2)	$80	$49	$13
(2) Represents the amount by which the stock price exceeded the exercise price of the options on the date of the exercise

The total fair value of options vested was $11 million, $10 million and $10 million during the years ended September 30, 2018, 2017 and 2016, respectively. Total unrecognized compensation expense for options that have not vested as of September 30, 2018 is $2 million and will be recognized over a weighted average period of 0.5 years.

Stock Option Fair Value Information
The Company's determination of the fair value of option awards on the date of grant using an option-pricing model is affected by the Company's stock price as well as assumptions regarding a number of subjective variables. These assumptions include: the Company's expected stock price volatility, the projected employee stock option exercise term, the expected dividend yield and the risk-free interest rate. Changes in these assumptions can materially affect the estimated value of the stock options.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The fair value of each option granted by the Company was estimated using a binomial lattice pricing model and the following weighted average assumptions:

	2017 Grants	2016 Grants
Risk-free interest rate	1.0% - 2.7%	0.7% - 2.5%
Expected dividend yield	1.3% - 1.5%	1.4% - 1.6%
Expected volatility	19.0%	20.0%
Expected life	7 years	7 years

The expected life of employee stock options represents the weighted-average period the stock options are expected to remain outstanding. The binomial lattice model assumes that employees' exercise behavior is a function of the option's remaining expected life and the extent to which the option is in-the-money. The binomial lattice model estimates the probability of exercise as a function of these two variables based on the entire history of exercises and forfeitures on all past option grants made by the Company.

Performance Shares, Restricted Stock and Restricted Stock Units Information
The following summarizes the Company's performance shares, restricted stock and restricted stock units for 2018:

	Performance Shares		Restricted Stock		Restricted Stock Units
(shares in thousands)	Shares	Weighted Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value
Nonvested at September 30, 2017	370	$85.44	23	$30.24	512	$80.56
Granted	142	138.66	—	—	265	133.60
Vested	(120)	82.77	—	—	(113)	91.28
Forfeited	(9)	120.03	—	—	(31)	111.13
Nonvested at September 30, 2018	383	$105.25	23	$30.24	633	$99.16

(in millions)	Performance Shares	Restricted Stock	Restricted Stock Units
Total unrecognized compensation costs at September 30, 2018	$17	$—	$30
Weighted-average life remaining at September 30, 2018, in years	1.0	0	1.1
Weighted-average fair value per share granted in 2017	$88.25	$—	$92.84
Weighted-average fair value per share granted in 2016	$85.13	$—	$85.85

The maximum number of shares of common stock that can be issued in respect of performance shares granted in 2018 based on the achievement of performance targets for 2018 through 2020 is approximately 328,000. The maximum number of shares of common stock that can be issued in respect of performance shares granted in 2017 based on the achievement of performance targets for 2017 through 2019 is approximately 299,000. For purposes of determining the maximum number of shares of common stock that can be issued with respect to the performance shares granted in 2017 and 2018, the maximums have been updated to reflect reductions arising as a result of terminations and retirements. The number of shares of common stock that will be issued in respect of performance shares granted in 2016 based on the achievement of performance targets for 2016 through 2018 is approximately 159,000.

ROCKWELL COLLINS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Earnings Per Share and Diluted Share Equivalents
The computation of basic and diluted earnings per share is as follows:

(in millions, except per share amounts)	2018	2017	2016
Numerator for basic and diluted earnings per share:
Income from continuing operations	$1,032	$705	$727
Income from discontinued operations, net of taxes	—	—	1
Net income	$1,032	$705	$728
Denominator:
Denominator for basic earnings per share – weighted average common shares	164.0	145.5	130.5
Effect of dilutive securities:
Stock options	1.2	1.2	1.0
Performance shares, restricted stock and restricted stock units	0.6	0.5	0.6
Dilutive potential common shares	1.8	1.7	1.6
Denominator for diluted earnings per share – adjusted weighted average shares and assumed conversion	165.8	147.2	132.1
Earnings per share:
Basic
Continuing operations	$6.29	$4.85	$5.57
Discontinued operations	—	—	0.01
Basic earnings per share	$6.29	$4.85	$5.58
Diluted
Continuing operations	$6.22	$4.79	$5.50
Discontinued operations	—	—	0.01
Diluted earnings per share	$6.22	$4.79	$5.51

The Company adopted the new standard on accounting for share-based payments (see Note 2) during 2016. This standard requires excess tax benefits or deficiencies associated with share-based payments to be recorded as a discrete income tax benefit or expense in the period incurred, rather than within Additional paid-in capital. The new standard also requires excess tax benefits and deficiencies to be excluded from assumed future proceeds in the calculation of diluted shares outstanding. The Company adopted the standard prospectively, resulting in a $4 million and $0.02 increase to net income from continuing operations and diluted earnings per share from continuing operations, respectively, in 2016.

The average outstanding diluted shares calculation excludes options with an exercise price that exceeds the average market price of shares during the period. Stock options excluded from the average outstanding diluted shares calculation were 0.0 million, 0.0 million and 0.6 million in 2018, 2017 and 2016, respectively.

13.	Income Taxes

On December 22, 2017, the President of the United States signed into law the Tax Cuts and Jobs Act (the Act). The Act amends the Internal Revenue Code to reduce tax rates and modify policies, credits and deductions for individuals and businesses. For businesses, the Act reduces the corporate federal tax rate from a maximum of 35.0 percent to a flat 21.0 percent rate, effective January 1, 2018, and transitions from a worldwide tax system to a modified territorial tax system. The Act also adds many new provisions including changes to bonus depreciation, changes to the deduction for executive compensation and interest expense, a tax on global intangible low-taxed income (GILTI), the base erosion anti-abuse tax (BEAT) and a deduction for foreign-derived intangible income (FDII). Many of these provisions, including the tax on GILTI, the BEAT and the deduction for FDII, do not apply to the Company until 2019 and the Company continues to assess the impact of these provisions. The Company has elected to account for the tax on GILTI as a period cost and thus has not adjusted any of the deferred tax assets/liabilities of its

ROCKWELL COLLINS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

foreign subsidiaries for the new tax. The two material items that impact the Company for 2018 are the reduction in the tax rate and a one-time tax that is imposed on the Company’s unremitted foreign earnings.

On December 22, 2017, the SEC issued Staff Accounting Bulletin 118 that provides additional guidance allowing companies to use a one year measurement period, similar to that used in business combinations, to account for the impacts of the Act in their financial statements. As of the end of the fiscal year, the Company has accounted for the impacts of the Act, including the use of reasonable estimates where necessary. The Company may continue to refine its estimates throughout the measurement period.

Due to the Company’s fiscal year, the Company’s 2018 blended U.S. federal statutory tax rate was 24.6 percent. The Company’s U.S. federal statutory tax rate will be 21.0 percent starting in 2019.

The Company completed its analysis of the rate impact on the deferred tax accounts due to the reduction in the U.S. corporate income tax rate from 35.0 percent to 21.0 percent under the Act in prior quarters which resulted in a $154 million reduction in deferred tax liabilities.

As of the December 31, 2017 deemed repatriation date, the Company estimates that it had approximately $1.1 billion of unremitted foreign earnings that would be subject to the tax imposed under Section 965 of the Internal Revenue Code. The Act imposes a tax on these earnings at either a 15.5 percent rate or an 8.0 percent rate. The higher rate applies to the extent the Company's foreign subsidiaries have cash and cash equivalents at certain measurement dates, whereas the lower rate applies to any earnings that are in excess of the cash and cash equivalents balance. After accounting for foreign tax credits related to the deemed repatriated earnings, the Company estimates the tax liability to be approximately $69 million and has recorded $24 million of tax expense. Before the purchase price allocation was finalized in the second quarter of 2018, the Company determined that $250 million of certain B/E Aerospace unremitted earnings previously deemed to be permanently reinvested are now available to be repatriated. In connection with this determination, the Company reclassified $35 million of its deferred tax liability to its income tax payable. Additionally, as a result of Section 965, the Company reversed $10 million of an uncertain tax liability. The Company’s accounting for the tax on unremitted foreign earnings is incomplete due to the complexity of determining the various components of the calculation. Some of the information necessary to determine the amount of the tax includes the analysis of current year earnings and of the cash equivalents of its foreign subsidiaries.

Income tax expense from continuing operations was calculated based on the following components of income before income taxes:

(in millions)	2018	2017	2016
U.S. income	$723	$688	$824
Non-U.S. income	389	243	111
Total	$1,112	$931	$935

The components of income tax expense from continuing operations are as follows:

(in millions)	2018	2017	2016
Current:
U.S. federal	$(16)	$97	$120
Non-U.S.	105	68	29
U.S. state and local	4	18	11
Total current	93	183	160
Deferred:
U.S. federal	(9)	48	47
Non-U.S.	(16)	(5)	—
U.S. state and local	12	—	1
Total deferred	(13)	43	48
Income tax expense	$80	$226	$208

ROCKWELL COLLINS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The effective income tax rate from continuing operations differed from the U.S. statutory tax rate as detailed below:

	2018	2017	2016
Statutory tax rate	24.6%	35.0%	35.0%
Impact of International Operations	(0.7)	(4.4)	(0.6)
State and local income taxes	0.7	1.6	1.1
Research and development credit	(5.6)	(5.0)	(6.4)
Domestic manufacturing deduction	(0.6)	(2.1)	(2.0)
U.S. Tax Reform	(10.9)	—	—
Non-deductible goodwill	1.3	—	—
Tax settlements	(0.7)	(0.1)	—
Stock compensation - excess tax benefits	(1.8)	(1.3)	(0.4)
Change in valuation allowance	(0.1)	0.1	(4.5)
Other	1.0	0.5	—
Effective income tax rate	7.2%	24.3%	22.2%

The Company's operations in the Philippines have been granted various tax incentives that will begin to expire in 2019. The tax holiday allows for tax-free operations through various dates based on product lines, followed by a reduced income tax rate of 5 percent. Net income for 2018 increased $21 million ($0.13 per share) as a result of the tax holiday.

Net long-term deferred income tax benefits (liabilities) consist of the tax effects of temporary differences related to the following:

	September 30
(in millions)	2018	2017
Inventory	$(176)	$(276)
Product warranty costs	28	45
Customer incentives	31	66
Contract reserves	17	49
Retirement benefits	116	400
Intangibles	(352)	(602)
Capital lease liability	11	19
Property	(138)	(196)
Stock-based compensation	20	37
Deferred compensation	17	27
Compensation and benefits	17	38
Research and development credit carryforward	54	25
Valuation allowance	(22)	(23)
Other	47	81
Deferred income taxes, net	$(330)	$(310)

Management believes it is more likely than not that the deferred tax assets, except for certain net operating loss carryforwards and tax credit carryforwards, will be realized through the reduction of future taxable income. Significant factors considered by management in its determination of the probability of the realization of the deferred tax assets include: (a) the historical operating results of the Company ($2.219 billion of U.S. taxable income over the past three years), (b) expectations of future earnings and (c) our ability to implement tax planning strategies.

As of September 30, 2018, the Company had state net operating loss carryforwards of $34 million which begin expiring in 2019, state tax credit carryforwards of $55 million which begin expiring in 2022, a foreign tax credit carryforward of $27 million which will begin to expire in 2027 and federal R&D credit carryforward of $17 million which will begin to expire in 2027.

ROCKWELL COLLINS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Changes in the valuation allowance for deferred tax assets are summarized as follows:

	September 30
(in millions)	2018	2017	2016
Balance at beginning of year	$23	$—	$42
Charged to costs and expenses	—	1	—
B/E Aerospace acquisition	—	22	—
Deductions(1)	(1)	—	(42)
Balance at September 30	$22	$23	$—
(1) 2016 deduction of $42 million was primarily due to the creation of a tax planning strategy

The Company's U.S. Federal income tax returns for the tax year ended September 30, 2013 and prior years have been audited by the IRS and are closed to further adjustments. The IRS is currently auditing the Company's tax returns for the years ended September 30, 2014 and 2015. The IRS is currently auditing the legacy tax filings of certain acquired subsidiaries for the 2014 calendar year. The Company is also currently under audit in various U.S. states and non-U.S. jurisdictions. The U.S. states and non-U.S. jurisdictions have statutes of limitations generally ranging from 3 to 5 years. The Company believes it has adequately provided for any tax adjustments that may result from the various audits.

The Company has recorded a $14 million liability as of September 30, 2018 for U.S. federal or state income taxes, or additional non-U.S. income taxes related to approximately $250 million of undistributed earnings of non-U.S. subsidiaries which are available to be distributed to the United States. No provision has been made as of September 30, 2018 for U.S. federal or state income taxes, or additional non-U.S. income taxes related to approximately $1.058 billion of undistributed earnings of non-U.S. subsidiaries which have been or are intended to be permanently reinvested. Because of the complexities and uncertainties associated with the Act, it is not practicable to estimate the amount of tax that might be payable on the undistributed earnings.

The Company had net income tax payments of $28 million, $230 million and $130 million in 2018, 2017 and 2016, respectively.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	September 30
(in millions)	2018	2017	2016
Beginning balance	$201	$45	$39
Additions for tax positions related to the current year	24	73	11
Additions for tax positions of prior years	16	1	7
Additions for tax positions related to acquisitions	1	86	—
Reductions for tax positions of prior years	(24)	(1)	(10)
Reductions for tax positions related to settlements with taxing authorities	(4)	(3)	(2)
Ending balance	$214	$201	$45

The total amount of unrecognized tax benefits that, if recognized, would affect the effective income tax rate was $200 million, $169 million and $20 million as of September 30, 2018, 2017 and 2016, respectively. Although the timing and outcome of tax settlements are uncertain, it is reasonably possible that during the next 12 months a reduction in unrecognized tax benefits may occur in the range of $0 to $44 million based on the outcome of tax examinations or as a result of the expiration of various statutes of limitations.

The Company includes income tax-related interest and penalties in income tax expense. The total amount of interest and penalties recognized within Other Liabilities in the Consolidated Statement of Financial Position were $9 million and $8 million as of September 30, 2018 and 2017, respectively. The total amount of interest and penalties recorded as an expense or (income) within Income tax expense in the Consolidated Statement of Operations was not significant for the years ended September 30, 2018, 2017 and 2016.

ROCKWELL COLLINS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14.	Fair Value Measurements

The FASB defines fair value as the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. The FASB’s guidance classifies the inputs used to measure fair value into the following hierarchy:

Level 1 -	quoted prices (unadjusted) in active markets for identical assets or liabilities

Level 2 -
quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument

Level 3 -	unobservable inputs based on the Company’s own assumptions used to measure assets and liabilities at fair value

A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

Assets and liabilities
The fair value of the Company's financial assets and liabilities measured at fair value on a recurring basis as of September 30, 2018 and 2017 are as follows:

		September 30, 2018	September 30, 2017
(in millions)	Fair Value Hierarchy	Fair Value Asset (Liability)	Fair Value Asset (Liability)
Deferred compensation plan investments	Level 1	$70	$63
Deferred compensation plan investments	Level 2	27	24
Interest rate swap assets	Level 2	1	14
Interest rate swap liabilities	Level 2	(3)	—
Foreign currency forward exchange contract assets	Level 2	—	8
Foreign currency forward exchange contract liabilities	Level 2	—	(7)
Acquisition-related contingent consideration	Level 3	(14)	(17)

There were no transfers between Levels of the fair value hierarchy during 2018 or 2017.

In addition to assets and liabilities that are recorded at fair value on a recurring basis, the Company records certain assets and liabilities at fair value on a nonrecurring basis, generally as a result of acquisitions or the remeasurement of assets related to certain divestitures to reflect the contracted sales price. See Note 3 for further discussion of the fair value of assets and liabilities associated with acquisitions. See Note 4 for further discussion of the fair value of assets and liabilities associated with held for sale businesses.

Valuation Techniques
The Level 1 deferred compensation plan investments consist of investments in marketable securities (primarily mutual funds) and the fair value is determined using the market approach based on quoted market prices of identical assets in active markets. The Level 2 deferred compensation plan investments consist of investments in variable insurance trust funds and the fair value is determined using the market approach and is calculated by a pricing model with observable market inputs.

The fair value of the interest rate swaps is determined using the market approach and is calculated by a pricing model with observable market inputs.

The fair value of foreign currency forward exchange contracts is determined using the market approach and is calculated as the value of the quoted forward currency exchange rate less the contract rate multiplied by the notional amount.

ROCKWELL COLLINS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of September 30, 2018, there has not been any impact to the fair value of derivative liabilities due to the Company's own credit risk. Similarly, there has not been any impact to the fair value of derivative assets based on the Company's evaluation of counterparties' credit risks.

As of September 30, 2018, contingent consideration represents the estimated fair value of post-closing consideration owed to the sellers associated with the International Communications Group (ICG) acquisition, which occurred on August 6, 2015. The final contingent consideration payment owed to the sellers associated with the Pulse.aero acquisition, which occurred on December 20, 2016, was made during the year ended September 30, 2018. The contingent consideration is categorized as Level 3 in the fair value hierarchy and the fair value is determined using a probability-weighted approach. The liabilities recorded were derived from the estimated probability that certain contingent payment milestones will be met in accordance with the terms of the purchase agreements.

The change in fair value of the Level 3 contingent consideration related to the ICG and Pulse.aero acquisitions is as follows:

(in millions)	Fair Value (Liability)
Balance at September 30, 2017	$(17)
Payment of contingent consideration (see Note 3)	3
Balance at September 30, 2018	$(14)

Financial Instruments
The carrying amounts and fair values of the Company's financial instruments are as follows:

	Asset (Liability)
	September 30, 2018		September 30, 2017
(in millions)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Cash and cash equivalents	$738	$738	$703	$703
Short-term debt	(2,248)	(2,252)	(479)	(479)
Long-term debt	(5,683)	(5,560)	(6,662)	(6,898)

The fair value of cash and cash equivalents and the commercial paper portion of short-term debt approximates their carrying value due to the short-term nature of the instruments. These items are within Level 1 of the fair value hierarchy. Fair value information for the current portion of long-term debt and all long-term debt is within Level 2 of the fair value hierarchy. The fair value of these financial instruments is based on current market interest rates and estimates of current market conditions for instruments with similar terms, maturities and degree of risk. The carrying amount and fair value of short-term and long-term debt excludes the interest rate swaps fair value adjustment. These fair value estimates do not necessarily reflect the amounts the Company would realize in a current market exchange.

15.	Derivative Financial Instruments

Interest Rate Swaps
The Company manages its exposure to interest rate risk by maintaining a mix of fixed and variable rate debt, which over time should moderate the costs of debt financing. To help meet this objective, the Company may use financial instruments in the form of interest rate swaps.

In January 2010, the Company entered into two interest rate swap contracts which expire on July 15, 2019 and effectively converted $150 million of the 5.25 percent 2019 Notes to floating rate debt based on six-month LIBOR plus 1.235 percent. In June 2015, the Company entered into two interest rate swap contracts which expire on July 15, 2019 and effectively converted the remaining $150 million of the 5.25 percent 2019 Notes to floating rate debt based on three-month LIBOR plus 3.56 percent (collectively the 2019 Swaps).

ROCKWELL COLLINS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In March 2014, the Company entered into three interest rate swap contracts (the 2023 Swaps) which expire on December 15, 2023 and effectively converted $200 million of the 2023 Notes to floating rate debt based on one-month LIBOR plus 0.94 percent.

The Company designated the 2019 and 2023 Swaps (the Swaps) as fair value hedges. The Swaps are recorded within Other Assets at a fair value of $1 million and Other Liabilities at a fair value of $3 million, offset by a fair value adjustment to Long-term Debt (Note 9) of $(2) million at September 30, 2018. At September 30, 2017, the Swaps were recorded within Other Assets at a fair value of $14 million, offset by a fair value adjustment to Long-term Debt (Note 9) of $14 million. Cash payments or receipts between the Company and the counterparties to the Swaps are recorded as an adjustment to interest expense.

Foreign Currency Forward Exchange Contracts
The Company transacts business in various foreign currencies which subjects the Company’s cash flows and earnings to exposure related to changes in foreign currency exchange rates. These exposures arise primarily from purchases or sales of products and services from third parties and intercompany transactions. Foreign currency forward exchange contracts provide for the purchase or sale of foreign currencies at specified future dates at specified exchange rates and are used to offset changes in the fair value of certain assets or liabilities or forecasted cash flows resulting from transactions denominated in foreign currencies. As of September 30, 2018 and September 30, 2017, the Company had outstanding foreign currency forward exchange contracts with notional amounts of $0 million and $1.312 billion, respectively. The decrease in the notional amount of outstanding foreign currency contracts is primarily due to the maturation of certain foreign currency contracts entered into to offset remeasurement of certain intercompany loans that matured in the current fiscal year. The 2017 notional values consist primarily of contracts for the British pound sterling and European euro, and are stated in U.S. dollar equivalents at spot exchange rates at September 30, 2017.

Fair Value of Derivative Instruments
Fair values of derivative instruments in the Consolidated Statement of Financial Position as of September 30, 2018 and 2017 are as follows:

		Asset Derivatives
(in millions)	Classification	September 30, 2018	September 30, 2017
Foreign currency forward exchange contracts	Other current assets	$—	$8
Interest rate swaps	Other assets	1	14
Total		$1	$22

		Liability Derivatives
(in millions)	Classification	September 30, 2018	September 30, 2017
Foreign currency forward exchange contracts	Other current liabilities	$—	$7
Interest rate swaps	Other liabilities	3	—
Total		$3	$7

The fair values of derivative instruments are presented on a gross basis as the Company does not have any derivative contracts which are subject to master netting arrangements. As of September 30, 2018, there were no undesignated foreign currency forward exchange contracts classified within Other current assets or Other current liabilities.

ROCKWELL COLLINS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The effect of derivative instruments on the Consolidated Statement of Operations for the fiscal years ended September 30, 2018 and 2017 is as follows:

		Amount of Gain (Loss)
(in millions)	Location of Gain (Loss)	September 30, 2018	September 30, 2017
Derivatives Designated as Hedging Instruments:
Fair Value Hedges
Interest rate swaps	Interest expense	$4	$8
Cash Flow Hedges
Foreign currency forward exchange contracts:
Amount of gain (loss) recognized in AOCL (effective portion, before deferred tax impact)	AOCL	(2)	1
Amount of (loss) reclassified from AOCL into income	Cost of sales	(1)	(2)
Derivatives Not Designated as Hedging Instruments:
Foreign currency forward exchange contracts	Cost of sales	(16)	(1)
Foreign currency forward exchange contracts	Transaction and integration costs	(6)	—

There was no significant impact to the Company’s earnings related to the ineffective portion of any hedging instruments during the fiscal year ended September 30, 2018. In addition, there was no significant impact to the Company’s earnings when a hedged firm commitment no longer qualified as a fair value hedge or when a hedged forecasted transaction no longer qualified as a cash flow hedge during the fiscal year ended September 30, 2018.

The Company did not have any hedges with credit-risk-related contingent features or that required the posting of collateral as of September 30, 2018. The cash flows from derivative contracts are recorded in operating activities in the Consolidated Statement of Cash Flows.

The Company has no AOCL gains from cash flow hedges to reclassify into earnings over the next 12 months.

16.	Guarantees and Indemnifications

Product Warranty Costs
Accrued liabilities are recorded to reflect the Company’s contractual obligations relating to warranty commitments to customers. Warranty coverage of various lengths and terms is provided to customers depending on standard offerings and negotiated contractual agreements. An estimate for warranty expense is recorded at the time of sale based on the length of the warranty and historical warranty return rates and repair costs.

Changes in the carrying amount of accrued product warranty costs are summarized as follows:

	September 30
(in millions)	2018	2017	2016
Balance at beginning of year	$186	$87	$89
Warranty costs incurred	(87)	(61)	(42)
Product warranty accrual	106	59	46
Changes in estimates for prior years	(9)	(16)	(6)
Reclassification of business to held for sale (see Note 4)	(2)	—	—
Increase from acquisitions	—	117	—
Balance at September 30	$194	$186	$87

ROCKWELL COLLINS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Letters of credit
The Company has contingent commitments in the form of letters of credit. Outstanding letters of credit are issued by banks on the Company’s behalf to support certain contractual obligations to its customers. If the Company fails to meet these contractual obligations, these letters of credit may become liabilities of the Company. Total outstanding letters of credit at September 30, 2018 were $364 million. These commitments are not reflected as liabilities on the Company’s Consolidated Statement of Financial Position.

Indemnifications
The Company enters into indemnifications with lenders, counterparties in transactions, such as administration of employee benefit plans, and other customary indemnifications with third parties in the normal course of business. The following are other than customary indemnifications based on the judgment of management:

In connection with agreements for the sale of portions of its business, the Company at times retains various liabilities of a business that relate to events occurring prior to its sale, such as tax, environmental, litigation and employment matters. The Company at times indemnifies the purchaser of a Rockwell Collins business in the event a third party asserts a claim that relates to a liability retained by the Company.

The Company also provides indemnifications of varying scope and amounts to certain customers against claims of product liability or intellectual property infringement made by third parties arising from the use of Company or customer products or intellectual property. These indemnifications generally require the Company to compensate the other party for certain damages and costs incurred as a result of third party product liability or intellectual property claims arising from these transactions.

Under a 2014 Tax Sharing and Indemnification Agreement entered into by B/E Aerospace prior to its acquisition by the Company, the Company assumes certain potential tax liabilities related to the 2014 KLX spin-off from B/E Aerospace. If it is determined that the KLX spin-off by B/E Aerospace fails to qualify for certain tax-free treatment as a result of the Company's merger with B/E Aerospace (for example, if the merger is viewed as part of a plan or series of related transactions that includes the KLX spin-off or the KLX spin-off is found to have been used principally as a device for the distribution of earnings and profits), or because of the failure of the KLX spin-off to initially qualify for the tax-free treatment, the B/E Aerospace subsidiary could incur significant tax liabilities pursuant to the Tax Sharing and Indemnification Agreement or otherwise. During the three months ended December 31, 2017, the Company received notification of the resolution of a competent authority filing between the U.K. and U.S. related to 2010 pre-acquisition U.K. tax adjustments. Pursuant to the Tax Sharing and Indemnification Agreement the Company accrued a $9 million payable to KLX through purchase accounting during the three months ended December 31, 2017.

The amount the Company could be required to pay under its indemnification agreements is generally limited based on amounts specified in the underlying agreements, or in the case of some agreements, the maximum potential amount of future payments that could be required is not limited. When a potential claim is asserted under these agreements, the Company considers such factors as the degree of probability of an unfavorable outcome and the ability to make a reasonable estimate of the amount of loss. A liability is recorded when a potential claim is both probable and estimable. The nature of these agreements prevents the Company from making a reasonable estimate of the maximum potential amount it could be required to pay should counterparties to these agreements assert a claim; however, the Company currently has no material claims pending related to such agreements.

17.	Contractual Obligations and Other Commitments

The following table reflects certain of the Company's non-cancelable contractual commitments as of September 30, 2018:

	Payments Due By Period
(in millions)	2019	2020	2021	2022	2023	Thereafter	Total
Non-cancelable operating leases	$89	$75	$59	$49	$38	$196	$506
Purchase contracts	35	33	25	15	5	20	133
Long-term debt	750	331	—	1,350	—	4,050	6,481
Interest on long-term debt	231	200	192	173	153	1,600	2,549
Total	$1,105	$639	$276	$1,587	$196	$5,866	$9,669

ROCKWELL COLLINS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Non-cancelable Operating Leases
The Company leases certain office and manufacturing facilities as well as certain machinery and equipment under various lease contracts with terms that meet the accounting definition of operating leases. Some leases include renewal options, which permit extensions of the expiration dates at rates approximating fair market rental rates. Rent expense for the years ended September 30, 2018, 2017 and 2016 was $94 million, $84 million and $77 million, respectively. The Company's commitments under these operating leases, in the form of non-cancelable future lease payments, are not reflected as a liability on the Consolidated Statement of Financial Position.

Purchase Contracts
The Company may enter into purchase contracts with suppliers under which there is a commitment to buy a minimum amount of products or pay a specified amount. These commitments are not reflected as a liability on the Company's Consolidated Statement of Financial Position. Amounts purchased under these agreements for the years ended September 30, 2018, 2017 and 2016 were $38 million, $41 million and $57 million, respectively.

Interest on Long-term Debt
Interest payments under long-term debt obligations exclude the potential effects of the related interest rate swap contracts.

18.	Environmental Matters

The Company is subject to federal, state and local regulations relating to the discharge of substances into the environment, the disposal of hazardous wastes and other activities affecting the environment that have had and will continue to have an impact on the Company’s manufacturing operations. These environmental protection regulations may require the investigation and remediation of environmental impairments at current and previously owned or leased properties. In addition, lawsuits, claims and proceedings have been asserted on occasion against the Company alleging violations of environmental protection regulations, or seeking remediation of alleged environmental impairments, principally at previously owned or leased properties. As of September 30, 2018, the Company is involved in the investigation or remediation of ten sites under these regulations or pursuant to lawsuits asserted by third parties. Management estimates that the total reasonably possible future costs the Company could incur for nine of these sites is not significant. Management estimates that the total reasonably possible future costs the Company could incur from one of these sites to be approximately $12 million. The Company has recorded environmental reserves for this site of $6 million as of September 30, 2018, which represents management’s best estimate of the probable future cost for this site.

To date, compliance with environmental regulations and resolution of environmental claims has been accomplished without material effect on the Company’s liquidity and capital resources, competitive position or financial condition. Management believes that expenditures for environmental capital investment and remediation necessary to comply with present regulations governing environmental protection and other expenditures for the resolution of environmental claims will not have a material effect on the Company’s business or financial position.

19.	Legal Matters

The Company is subject to various lawsuits, claims and proceedings that have been or may be instituted or asserted against the Company relating to the conduct of the Company's business, including those pertaining to product liability, antitrust, intellectual property, safety and health, exporting and importing, contract, employment and regulatory matters. Although the outcome of these matters cannot be predicted with certainty and some lawsuits, claims or proceedings may be disposed of unfavorably to the Company, management believes there are no material pending legal proceedings.

Related to the acquisition and post-closing compliance review of B/E Aerospace, as previously disclosed, the Company identified and is investigating the circumstances surrounding an employee's submission of certain expense reports for customer entertainment and gifts that preceded the acquisition and do not appear to have complied with applicable company policy. In March 2018, the Company voluntarily notified the Department of Justice (DOJ) and SEC Division of Enforcement of its investigation. The Company's investigation into this and other customer related expenditures is ongoing, and the outcome or the consequences thereof cannot be predicted at this time.

ROCKWELL COLLINS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of September 30, 2018, the Company employs approximately 3,100 employees under eight collective bargaining agreements. Five of the collective bargaining agreements, representing approximately 2,200 employees were negotiated in 2018. These new agreements have terms varying between 3 and 5 years.

20.	Restructuring and Impairment Charges and Settlement of a Contract Matter

During the year ended September 30, 2018 the Company recorded corporate charges of $39 million as follows:

(in millions)	Cost of Sales	Other Income, Net	Total
Settlement of a contract matter	$25	$—	$25
Asset impairment charges	—	9	9
Employee separation costs	5	—	5
Total	$30	$9	$39

The $25 million charge for the settlement of a contract matter was triggered by the anticipated divestiture of the ElectroMechanical Systems business and included impairment of $7 million and $4 million of Commercial Systems Pre-production engineering costs and Property, net, respectively (see Note 4). Asset impairment charges were due to the planned sale of SMR Technologies (see Note 4). The employee separation costs primarily resulted from the Company's decision to close a facility. At September 30, 2018, the $5 million employee separation costs were unpaid and included in Compensation and benefits on the Consolidated Statement of Financial Position.

There were no corporate restructuring or asset impairment charges recorded during the year ended September 30, 2017. During the first quarter of 2016, the Company recorded corporate restructuring and asset impairment charges of $45 million as follows:

(in millions)	Cost of Sales	Selling, General and Administrative Expenses	Total
Employee separation costs	$31	$8	$39
Asset impairment charges	2	4	6
Total	$33	$12	$45

The employee separation costs primarily resulted from the Company's execution of a voluntary separation incentive program in response to certain challenging market conditions, particularly in business aviation. All employee separation costs were paid in 2016. Asset impairment charges primarily relate to the write-down to fair market value of a corporate asset, as well as the write-off of certain long-lived assets.

21.	Business Segment Information

Rockwell Collins designs, produces and supports cabin interior, communications and aviation systems and products for commercial and military customers and provides information management services through voice and data communication networks and solutions worldwide. The Company currently has four operating segments consisting of the Interior Systems, Commercial Systems, Government Systems and Information Management Services (IMS) businesses. In October 2018, the Company announced that IMS will become part of the Commercial Systems segment. This reorganization will enable the Company to further capitalize on customers' increasing need for aviation connectivity solutions. This change will require the Company to revise its segment reporting beginning in the first quarter of fiscal 2019 to report the IMS business within the Commercial Systems segment.

Interior Systems manufactures cabin interior products for the commercial aircraft and business aviation markets. The Company sells products and provides services directly to virtually all of the world’s major airlines and aerospace manufacturers.

Commercial Systems supplies aviation electronics systems, products and services to customers located throughout the world. The customer base is comprised of OEMs of commercial air transport, business and regional aircraft, commercial airlines and business aircraft operators.

ROCKWELL COLLINS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Government Systems provides communication and navigation products and avionics to the U.S. Department of Defense, state and local governments, other government agencies, civil agencies, defense contractors and foreign ministries of defense around the world.

Information Management Services enables mission-critical data and voice communications throughout the world to customers using high-performance, high-quality and high-assurance proprietary radio and terrestrial networks, enhancing customer efficiency, safety and connectivity.

Direct and indirect sales to the U.S. Government were 23 percent, 25 percent and 33 percent of total sales for the years ended September 30, 2018, 2017 and 2016, respectively. Sales to The Boeing Company represented 16 percent and 15 percent of total sales for the years ended September 30, 2018 and 2017, respectively.

The Company evaluates performance and allocates resources based upon, among other considerations, segment operating earnings. The Company's definition of segment operating earnings excludes income taxes, stock-based compensation, unallocated general corporate expenses, interest expense, transaction and integration costs, restructuring and impairment charges and other special items as identified by management from time to time. Intersegment sales are not material and have been eliminated. The accounting policies used in preparing the segment information are consistent with the policies described in Note 2.

The sales and earnings of continuing operations of the Company's operating segments are summarized as follows:

(in millions)	2018	2017	2016
Sales:
Interior Systems	$2,709	$1,302	$—
Commercial Systems	2,580	2,418	2,395
Government Systems	2,631	2,384	2,206
Information Management Services	745	718	658
Total sales	$8,665	$6,822	$5,259

Segment operating earnings:
Interior Systems	$406	$168	$—
Commercial Systems	557	519	531
Government Systems	515	502	477
Information Management Services	138	137	107
Total segment operating earnings	1,616	1,326	1,115

Interest expense(1)	(262)	(187)	(64)
Stock-based compensation	(35)	(31)	(27)
General corporate, net	(56)	(57)	(44)
Restructuring and impairment charges and settlement of a contract matter (see Note 20)	(39)	—	(45)
Transaction and integration costs(1)	(112)	(120)	—
Income from continuing operations before income taxes	1,112	931	935
Income tax expense	(80)	(226)	(208)
Income from continuing operations	$1,032	$705	$727
(1) During the year ended September 30, 2018, the Company incurred $78 million of transaction and integration costs related to the B/E Aerospace acquisition and $34 million of transaction costs related to the proposed acquisition of Rockwell Collins by UTC. During the year ended September 30, 2017, the Company incurred $96 million of transaction and integration costs related to the B/E Aerospace acquisition and $24 million of transaction costs related to the proposed acquisition of Rockwell Collins by UTC. During this period, the Company also incurred $29 million of bridge facility fees related to the B/E Aerospace acquisition, which are included in Interest expense. Therefore, total transaction, integration and financing costs during this period were $149 million.

ROCKWELL COLLINS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following tables summarize the identifiable assets and investments in equity affiliates at September 30, 2018, 2017 and 2016, as well as the provision for depreciation and amortization, the amount of capital expenditures for property and earnings from equity affiliates for each of the three years ended September 30, for each of the operating segments and Corporate:

(in millions)	2018	2017	2016
Identifiable assets:
Interior Systems	$9,534	$9,896	$—
Commercial Systems	3,817	3,124	3,050
Government Systems	2,802	2,156	2,052
Information Management Services	1,854	1,917	1,906
Corporate	1,019	904	691
Total identifiable assets	$19,026	$17,997	$7,699
Investments in equity affiliates:
Interior Systems	$—	$—	$—
Commercial Systems	—	1	4
Government Systems	5	6	6
Information Management Services	—	—	—
Total investments in equity affiliates	$5	$7	$10
Depreciation and amortization:
Interior Systems	$129	$129	$—
Commercial Systems	160	132	125
Government Systems	93	80	74
Information Management Services	67	58	54
Total depreciation and amortization	$449	$399	$253
Capital expenditures for property:
Interior Systems	$79	$41	$—
Commercial Systems	61	72	74
Government Systems	67	70	69
Information Management Services	50	57	50
Total capital expenditures for property	$257	$240	$193
Earnings (loss) from equity affiliates:
Interior Systems	$—	$—	$—
Commercial Systems	(1)	(2)	(3)
Government Systems	—	—	2
Information Management Services	—	—	—
Total (loss) from equity affiliates	$(1)	$(2)	$(1)

The Company's operating segments share many common resources, infrastructures and assets in the normal course of business. Certain assets have been allocated between the operating segments primarily based on occupancy or usage, principally property, plant and equipment. Identifiable assets at Corporate consist principally of cash, tax assets and deferred compensation plan investments for all years presented.

ROCKWELL COLLINS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table summarizes sales by product category for the years ended September 30, 2018, 2017 and 2016:

(in millions)	2018	2017	2016
Interior Systems sales categories:
Interior products and services	$1,472	$717	$—
Aircraft seating	1,237	585	—
Interior Systems sales	2,709	1,302	—

Commercial Systems sales categories:
Air transport aviation electronics	1,573	1,470	1,430
Business and regional aviation electronics	1,007	948	965
Commercial Systems sales	2,580	2,418	2,395

Government Systems sales categories:
Avionics	1,503	1,472	1,483
Communication and navigation	1,128	912	723
Government Systems sales	2,631	2,384	2,206

Information Management Services sales	745	718	658

Total sales	$8,665	$6,822	$5,259

The Interior Systems interior products and services and aircraft seating sales categories are delineated based on the nature of underlying products. The Commercial Systems air transport and business and regional aviation electronics sales categories are delineated based on the difference in underlying customer base, size of aircraft and markets served. For the years ended September 30, 2018, 2017 and 2016, sales for air transport aviation electronics include revenue from wide-body in-flight entertainment products and services of $15 million, $19 million and $38 million, respectively. The Government Systems avionics and communication and navigation sales categories are delineated based upon underlying product technologies.

The following table reflects sales for the years ended September 30, 2018, 2017 and 2016 by location of the Company's customers and property at September 30, 2018, 2017 and 2016 by geographic region:

	Sales			Property
(in millions)	2018	2017	2016	2018	2017	2016
U.S.(1)	$4,666	$3,873	$3,292	$1,131	$1,134	$921
Europe / Africa / Middle East	2,315	1,607	937	153	152	86
Asia-Pacific	1,064	787	545	129	94	17
Americas, excluding U.S.	620	555	485	16	18	11
Non U.S.	3,999	2,949	1,967	298	264	114
Total	$8,665	$6,822	$5,259	$1,429	$1,398	$1,035
(1) For the years ended September 30, 2018, 2017 and 2016, U.S. sales include revenue from foreign military sales of $163 million, $139 million and $171 million, respectively.

Sales are attributable to geographic region based on the location of the Company's customers.

ROCKWELL COLLINS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

22.	Quarterly Financial Information (Unaudited)

Quarterly financial information for the years ended September 30, 2018 and 2017 is summarized as follows:

	2018 Quarters
(in millions, except per share amounts)	First	Second	Third	Fourth	Total
Sales	$2,011	$2,180	$2,208	$2,266	$8,665
Gross profit (total sales less product and service cost of sales)	548	582	583	570	2,283
Net income	280	237	275	240	1,032

Earnings per share:
Basic earnings per share	$1.71	$1.44	$1.67	$1.46	$6.29
Diluted earnings per share	$1.69	$1.43	$1.66	$1.44	$6.22

Net income includes $17 million, $24 million, $23 million and $14 million of pre-tax transaction and integration costs associated with the B/E Aerospace acquisition for the first, second, third and fourth quarters of 2018, respectively. In addition, Net income includes $10 million, $11 million, $6 million and $7 million of pre-tax transaction and integration costs associated with the pending acquisition of the Company by UTC for the first, second, third and fourth quarters of 2018, respectively. Net income includes $62 million, $(18) million, $70 million and $16 million of discrete tax benefit/(expense) associated with enactment of the Tax Cuts and Jobs Act.

	2017 Quarters
(in millions, except per share amounts)	First	Second	Third	Fourth	Total
Sales	$1,193	$1,342	$2,094	$2,193	$6,822
Gross profit (total sales less product and service cost of sales)	377	412	570	595	1,954
Net income	145	168	179	213	705

Earnings per share:
Basic earnings per share	$1.11	$1.28	$1.13	$1.31	$4.85
Diluted earnings per share	$1.10	$1.27	$1.12	$1.29	$4.79

Net income includes $14 million, $13 million, $82 million and $16 million of pre-tax transaction, integration and financing costs associated with the B/E Aerospace acquisition for the first, second, third and fourth quarters of 2017, respectively. In addition, Net income in the fourth quarter of 2017 includes $24 million of pre-tax transaction costs associated with the pending acquisition of the Company by UTC.

Earnings per share amounts are computed independently each quarter. As a result, the sum of each quarter's per share amount may not equal the total per share amount for the respective year.

23.	Subsequent Events

On November 1, 2018, the Board of Directors declared a quarterly cash dividend of $0.33 per share on its common stock, payable December 10, 2018, to shareholders of record at the close of business on November 16, 2018.

On November 23, 2018, UTC announced that the final regulatory approval required to close its acquisition of Rockwell Collins had been received and that the acquisition was expected to close within three business days.